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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

LinkedIn Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

LinkedIn Corporation
2029 Stierlin Court
Mountain View, CA 94043
www.linkedin.com

To the Stockholders of LinkedIn Corporation:

        You are cordially invited to attend the 2014 Annual Meeting of Stockholders (the "Annual Meeting") of LinkedIn Corporation ("LinkedIn" or the "Company") to be held on June 10, 2014, at 8:30 a.m. Pacific Time, at the Computer History Museum, 1401 N. Shoreline Blvd., Mountain View, California 94043. At the Annual Meeting, we will ask you to consider the following proposals:

  •
  to elect three Class III directors;

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  to ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2014; and

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  to approve the adoption of the LinkedIn Corporation Executive Bonus Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code.

        Stockholders of record as of April 15, 2014 may vote at the Annual Meeting.

        Your vote is important. Whether or not you plan to attend the meeting in person, we would like for your shares to be represented. Please vote as soon as possible.

Sincerely,

Reid Hoffman Chair of the Board of Directors	A. George "Skip" Battle Lead Independent Director	Jeffrey Weiner Chief Executive Officer

LinkedIn Corporation
2029 Stierlin Court
Mountain View, CA 94043
www.linkedin.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 10, 2014

        On June 10, 2014, LinkedIn Corporation will hold its 2014 Annual Meeting of Stockholders at 8:30 a.m. Pacific Time. The meeting will be held at the Computer History Museum, 1401 N. Shoreline Blvd., Mountain View, California 94043 for the following purposes:

  •
  to elect Reid Hoffman, Stanley J. Meresman and David Sze as Class III directors;

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  to ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2014;

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  to approve the adoption of the LinkedIn Corporation Executive Bonus Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code; and

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  to transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

        More information about these business items is described in the proxy statement accompanying this notice. Any of the above matters may be considered at the Annual Meeting at the date and time specified above or at any adjournment or postponement of the Annual Meeting.

        Your vote is important. Whether or not you plan to attend the meeting in person, we would like for your shares to be represented. To ensure that your vote is counted at the meeting, please vote as soon as possible.

By order of the Board of Directors,
Erika Rottenberg Vice President, General Counsel & Secretary

Mountain View, California
April 28, 2014

        YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD OR VOTING INSTRUCTION CARD AS INSTRUCTED OR VOTE BY TELEPHONE OR USING THE INTERNET AS INSTRUCTED ON THE PROXY CARD, VOTING INSTRUCTION CARD OR THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.

i

LINKEDIN CORPORATION
PROXY STATEMENT FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

        LinkedIn's Board of Directors (the "Board") is providing these proxy materials to you for use in connection with the 2014 Annual Meeting of Stockholders (the "Annual Meeting") to be held on June 10, 2014 at 8:30 a.m. Pacific Time, and at any postponement or adjournment of the meeting. The Annual Meeting will be held at the Computer History Museum, 1401 N. Shoreline Blvd., Mountain View, California 94043. Stockholders of record as of April 15, 2014 (the "Record Date") are invited to attend the Annual Meeting and are asked to vote on the proposals described in this proxy statement.

        A Notice of Internet Availability (the "Notice") was first mailed on or about April 28, 2014 to stockholders of record as of the Record Date, and these proxy solicitation materials combined with our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including financial statements, were first made available on the internet on or about April 28, 2014. Our principal executive offices are located at 2029 Stierlin Court, Mountain View, California 94043, and our telephone number is (650) 687-3600. We maintain a website at www.linkedin.com. The information on our website is not incorporated by reference into this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND OUR ANNUAL MEETING

        Q:    What is the purpose of the Annual Meeting?

        A:    For stockholders to vote on the following proposals:

    •
    to elect Reid Hoffman, Stanley J. Meresman and David Sze as Class III directors;

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    to ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2014;

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    to approve the adoption of the LinkedIn Corporation Executive Bonus Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code ("162(m)"); and

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    to transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

        Q:    How does the Board of Directors recommend I vote on these proposals?

        A:    The Board recommends that you vote:

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    FOR the election of Reid Hoffman, Stanley J. Meresman and David Sze as Class III directors;

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    FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2014; and

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    FOR the approval of the LinkedIn Corporation Executive Bonus Compensation Plan for purposes of Section 162(m).

        Q:    Why did I receive a one-page notice in the mail about the internet availability of proxy materials instead of a full set of printed proxy materials?

        A:    Under Securities and Exchange Commission (the "SEC") rules, we make our proxy materials available via the internet. Instead of mailing printed copies of the proxy materials to all of our stockholders, the SEC rules allow us to send you, our stockholders as of the Record Date, a Notice containing instructions on how to access the proxy materials via the internet and how to request a printed copy by mail if you prefer. Sending you the Notice and using the internet instead of mailing printed proxy materials also saves costs and natural resources.

        Q:    Who is making this solicitation?

        A:    LinkedIn's Board of Directors is asking you for your proxy vote for the Annual Meeting.

        Q:    Who is entitled to vote at the meeting?

        A:    Stockholders Entitled to Vote.    Stockholders who our records show owned shares of either class of our common stock as of the close of business on the Record Date may vote at the Annual Meeting. On the Record Date, we had a total of 105,180,748 shares of LinkedIn Class A common stock ("Class A Common Stock") issued and outstanding, which were held of record by approximately 115 stockholders, and a total of 16,534,905 shares of LinkedIn Class B common stock ("Class B Common Stock") issued and outstanding, which were held of record by approximately 44 stockholders. The stock transfer books will not be closed between the Record Date and the date of the Annual Meeting. Each share of Class A Common Stock is entitled to one vote on each proposal and each share of Class B Common Stock is entitled to ten votes on each proposal. The Class A Common Stock and Class B Common Stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. The Class A Common Stock and Class B Common Stock, together, are referred to in this proxy statement as the "Common Stock."

        Registered Stockholders.    If your shares are registered directly in your name with LinkedIn's transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by LinkedIn. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

        Street Name Stockholders.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the Notice was forwarded to you by your broker or nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Beneficial owners are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker's procedures for obtaining a legal proxy.

        Q:    Can I attend the meeting in person?

        A:    Yes. You are invited to attend the Annual Meeting if you are a registered stockholder or a street name stockholder as of the Record Date. In order to enter the Annual Meeting, you must present a form of photo identification acceptable to us, such as a valid driver's license or passport, as well as proof of share ownership. Please note that since a street name stockholder is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker's procedures for obtaining a legal proxy.

        Q:    How can I get electronic access to the proxy materials?

        A:    The Notice provides you with instructions about how to:

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    view our proxy materials for the Annual Meeting via the internet; and

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    request that we send our future proxy materials to you by mail or by email.

        By accessing the proxy materials via the internet or choosing to receive your future proxy materials by email, you will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders' meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. If you choose to receive future proxy materials by mail, you will receive a paper copy of those materials, including a form of proxy. Your election to receive proxy materials by mail or email will remain in effect until you notify us that you are terminating your request.

        Q:    How can I vote my shares?

        A:    Registered Stockholders:    Registered stockholders may vote in person at the Annual Meeting or by one of the following methods:

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    By Mail. If you requested printed copies of the proxy materials to be mailed to you, you can complete, sign and date the proxy card and return it in the prepaid envelope provided;

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    By Telephone. Call the toll-free telephone number in the Notice and follow the recorded instructions; or

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    By Internet. Access LinkedIn's secure website registration page via the internet, as identified in the Notice, and follow the instructions.

        Please note that the internet and telephone voting facilities for registered stockholders will close at 11:59 p.m. Eastern Time on June 9, 2014.

        Street Name Stockholders:    If your shares are held by a broker, bank or other nominee, you should have received instructions on how to vote or instruct the broker to vote your shares from your broker, bank or other nominee. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from the bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting to vote your shares.

        Street name stockholders may generally vote by one of the following methods:

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  By Mail.  If you requested printed copies of the proxy materials to be mailed to you, you may vote by signing, dating and returning your voting instruction card to your broker in pre-addressed envelope provided;

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  By Methods Listed on Voting Instruction Card.  Please refer to your voting instruction card or other information provided by your bank, broker, nominee or other holder of record to determine whether you may vote by telephone or electronically on the internet, and follow the instructions on the voting instruction card or other information provided by your bank, broker, nominee or other holder of record; or

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  In Person With a Proxy from the Record Holder.  A street name stockholder who wishes to vote at the Annual Meeting will need to obtain a legal proxy from his or her bank, brokerage firm or other nominee. Please consult the voting instruction card provided to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

        Q:    If I submit a proxy, how will it be voted?

        A:    When a proxy is properly completed, dated, executed and returned, the shares represented by such proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described above. If any matters not described in the proxy statement are properly presented at the Annual Meeting, including any proposal for adjournment, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under "Can I change my vote?"

        Q:    Can I change my vote?

        A:    You may change your vote at any time prior to the vote at the Annual Meeting. To revoke your proxy instructions and change your vote if you are a holder of record, you must (i) attend the Annual Meeting and vote your shares in person (please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy), (ii) advise our Corporate Secretary at our principal executive office (2029 Stierlin Court, Mountain View, California 94043) of your revocation in writing before the proxy holders vote your shares, (iii) deliver later dated and signed proxy instructions (which must be received prior to the Annual Meeting) or (iv) vote again on a later date on the internet or by telephone prior to the Annual Meeting (only your latest internet or telephone proxy submitted prior to the Annual Meeting will be counted).

        Q:    What happens if I decide to attend the Annual Meeting, but I have already voted or submitted a proxy covering my shares?

        A:    You may attend the meeting and vote in person even if you have already voted or submitted a proxy. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy. If a bank, broker or other nominee holds your shares and you wish to attend the Annual Meeting and vote in person, you must obtain a legal proxy from the holder of record of the shares giving you the right to vote those shares.

        Q:    What quorum is required for the Annual Meeting?

        A:    At the Annual Meeting, the presence in person or by proxy of a majority of the aggregate voting power of the stock issued and outstanding and entitled to vote at the Annual Meeting is required for the Annual Meeting to proceed. If you have returned valid proxy instructions or attend the Annual Meeting in person, your shares of Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting. Shares represented by broker non-votes will be considered present and entitled to vote for quorum purposes.

        Q:    How are votes counted?

        A:    Each holder of shares of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held as of the Record Date, and each holder of shares of Class B Common Stock is entitled to 10 votes for each share of Class B Common Stock held as of the Record Date. The Class A Common Stock and Class B Common Stock are voting as a single class on all matters described in this proxy statement for which your vote is being solicited.

        Each director is elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. "Plurality" means that the individuals who receive the largest number of votes cast "for" are elected as directors. Abstentions and broker non-votes will have no effect on the outcome of the vote.

        The ratification of independent registered public accountants requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on such proposal at the Annual Meeting. Abstentions are treated as shares present and entitled to vote for purposes of such proposal and have the same effect as a vote "against" the proposal. Broker non-votes will have no effect on the outcome of the vote.

        The approval of the LinkedIn Corporation Executive Bonus Compensation Plan for purposes of 162(m) requires the affirmative vote of a majority of votes cast on such proposal at the Annual Meeting (votes "For" must exceed votes "Against"). Abstentions and broker non-votes will have no effect on the outcome of the vote.

        Q:    What are broker non-votes?

        A:    Broker non-votes are shares held by brokers that do not have discretionary authority to vote on non-routine matters and have not received voting instructions from their clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole "routine" matter—the ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm. Your broker will not have discretion to vote on the election of directors or approval of the LinkedIn Corporation Executive Bonus Compensation Plan absent direction from you.

        Q:    Who will tabulate the votes?

        A:    LinkedIn has designated a representative of Broadridge Financial Solutions, Inc., as the Inspector of Election who will tabulate the votes.

        Q:    Who pays for the proxy solicitation process?

        A:    LinkedIn will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

        Q:    May I propose actions for consideration at next year's annual meeting of stockholders or nominate individuals to serve as directors?

        A:    You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our bylaws, as applicable. In order for a stockholder proposal to be included in our proxy statement and form of proxy for our 2015 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the proposal must be received by us no later than December 29, 2014. If a stockholder intends to submit a proposal that is not intended to be included in our proxy statement, or a nomination for director for our 2015 Annual Meeting of Stockholders, the stockholder must give us notice in accordance with the requirements set forth in our bylaws no later than the 45th day and no earlier than the 75th day prior to the one year anniversary of the mailing of the proxy statement for the 2014 Annual Meeting. If the date of the 2015 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received no earlier than 120 days prior to the 2015 Annual Meeting and no later than the later of (i) the 90th day prior to the date of the 2015 Annual Meeting or (ii) the 10th day following the date on which public announcement of the date of the 2015 Annual Meeting is first made by LinkedIn. Our bylaws require that certain information and acknowledgments with respect to the proposal or the nominee and the stockholder making the proposal or nomination be set forth in the notice. Our bylaws have been publicly filed with the SEC and can also be found on our website at

http://investors.linkedin.com/governance.cfm in the Corporate Governance section of our Investor Relations webpage.

        Q:    What should I do if I get more than one proxy or voting instruction card?

        A:    Stockholders may receive more than one set of voting materials, including multiple copies of the Notice, these proxy materials, proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive separate copies of the Notice for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one Notice. You should vote in accordance with all of the Notices you receive relating to our Annual Meeting to ensure that all of your shares are counted.

        Q:    How do I obtain a separate set of proxy materials or request a single set for my household?

        A:    We have adopted a procedure approved by the SEC called "householding." Under this procedure, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice and our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces printing costs, postage fees and the use of natural resources. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card.

        If you wish to receive a separate Notice, proxy statement or annual report at this time, please request the additional copy by contacting our transfer agent, Computershare Trust Company, N.A., by telephone at 1-877-373-6374 (U.S.) or +1-781-575-3120 (outside the U.S.), or by email at web.queries@computershare.com. If any stockholders in your household wish to receive a separate annual report and a separate proxy statement in the future, they may contact Investor Relations, LinkedIn Corporation, 2029 Stierlin Court, Mountain View, CA 94043. They may also send an email to Investor Relations at investors@linkedin.com or call 650-687-3600. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple annual reports and proxy statements by contacting Investor Relations.

        Q:    What if I have questions about lost stock certificates or need to change my mailing address?

        A:    You may contact our transfer agent, Computershare Trust Company, N.A., by telephone at 1-877-373-6374 (U.S.) or +1-781-575-3120 (outside the U.S.), or by email at web.queries@computershare.com, if you have lost your stock certificate or need to change your mailing address.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

        The Board is composed of seven members: A. George "Skip" Battle, Reid Hoffman, Leslie Kilgore, Stanley J. Meresman, Sir Michael J. Moritz, David Sze and Jeffrey Weiner. Mr. Hoffman serves as Chair of our Board and Mr. Battle is our Lead Independent Director.

        Our Board has determined that Messrs. Battle, Meresman, Moritz and Sze and Ms. Kilgore, representing five of our seven directors, are "independent" as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the New York Stock Exchange ("NYSE"). There are no family relationships between any director and an executive officer.

        The Board held six meetings during fiscal year 2013. The Board also acted four times by unanimous written consent. Each director attended at least 80% of the aggregate number of meetings of our Board and the committees on which such director served during fiscal year 2013. Our Board members are strongly encouraged, per our Corporate Governance Guidelines, to attend each annual meeting of stockholders, and six of our seven directors attended the 2013 Annual Meeting, either in person or telephonically.

Information about the Directors and Nominees

        In accordance with our certificate of incorporation, our Board is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve until the third annual meeting following election or until their successors are duly elected and qualified. Set forth below is information regarding our directors and the nominees as of April 28, 2014:

Name	Age	Position	Director Since
Directors whose terms will expire at the 2014 Annual Meeting (Class III)
Reid Hoffman	46	Chair	2003
Stanley J. Meresman	67	Director	2010
David Sze	48	Director	2004
Directors whose terms will expire at the 2015 Annual Meeting (Class I)
Leslie Kilgore	48	Director	2010
Jeffrey Weiner	44	Chief Executive Officer and Director	2009
Directors whose terms will expire at the 2016 Annual Meeting (Class II)
A. George "Skip" Battle	70	Lead Independent Director	2010
Sir Michael J. Moritz	59	Director	2011

Business Experience and Qualifications of Directors

  Nominees/Class III Directors (Current Term Will Expire at the 2014 Annual Meeting)

        Reid Hoffman is one of our co-founders and has served on our Board of Directors since March 2003. He was appointed Chair of our Board in December 2010. He has also been a Partner at Greylock Partners, a venture capital firm, since November 2009. Previously, he served as our Chief Executive Officer from March 2003 to February 2007 and from December 2008 to June 2009. Mr. Hoffman also served as our President, Products from February 2007 to December 2008, and as our Executive Chair from June 2009 to November 2009. Prior to LinkedIn, Mr. Hoffman was Executive Vice President of PayPal Inc., an online payment company, from January 2000 to October 2002. Mr. Hoffman serves on the board of directors for Zynga Inc., a public social gaming company, as well as several private companies and non-profit organizations, including Do Something, Edmodo, Endeavor Global, Kiva.org, Mozilla Corporation, shopkick, and Wrapp. In 2012, Mr. Hoffman also joined the board of directors of the Exploratorium, a non-profit science discovery center in San Francisco, California. Mr. Hoffman served as a member of the board of directors of Start Up America from August 2011 to September 2013. Mr. Hoffman holds a Masters degree in Philosophy from Oxford University, awarded in 1993, and a B.S. in Symbolic Systems from Stanford University, awarded in 1990. Mr. Hoffman was initially selected to serve on our Board and was nominated to continue serving on our Board due to the perspective and experience he brings as one of our founders and as one of our largest stockholders, as well as his extensive experience with technology companies.

        Stanley J. Meresman has served on our Board of Directors since October 2010. During the last five years, Mr. Meresman has served on the boards of directors of various public and private companies, including service as Chair of the audit committee for various companies. He served as a member of the board of directors of Riverbed Technologies, Inc. from March 2005 to May 2012 and as a member of the board of directors of Meru Networks, Inc. from September 2010 to May 2013. Mr. Meresman was a Venture Partner with Technology Crossover Ventures, a private equity firm, from January 2004 through December 2004 and was General Partner and Chief Operating Officer of Technology Crossover Ventures from November 2001 to December 2003. During the four years prior to joining Technology Crossover Ventures, Mr. Meresman was a private investor and board member and advisor to several technology companies. From May 1989 to May 1997, Mr. Meresman was the Senior Vice President and Chief Financial Officer of Silicon Graphics, Inc., a manufacturer of high-performance computing solutions. Prior to Silicon Graphics, he was Vice President of Finance and Administration and Chief Financial Officer of Cypress Semiconductor, a semiconductor company. He currently serves as a director of Zynga Inc. and as a director of several private companies. Mr. Meresman holds an M.B.A. from the Stanford Graduate School of Business, awarded in 1972, and a B.S. in Industrial Engineering and Operations Research from the University of California, Berkeley, awarded in 1968. Mr. Meresman was initially selected to serve on our Board and was nominated to continue serving on our Board due, in part, to his background as Chair of the audit committee of other public companies and his financial and accounting expertise from his prior extensive experience as Chief Financial Officer of two publicly traded corporations. Mr. Meresman qualifies as an "audit committee financial expert" under SEC guidelines. In addition, his current service on other public company boards of directors provides us with important perspectives on corporate governance matters.

        David Sze has served on our Board of Directors since September 2004. Mr. Sze is a Partner at Greylock Partners, which he joined in 2000. Prior to Greylock Partners, Mr. Sze was Senior Vice President of Product Strategy at Excite and then Excite@Home. As an early employee at Excite, Mr. Sze also held roles as General Manager of Excite.com and Vice President of Content and Programming for the Excite Network. Prior to Excite, he was in product marketing and development at Electronic Arts, Inc. and Crystal Dynamics, respectively. He started his career in management consulting for Marakon Associates and The Boston Consulting Group. Mr. Sze currently serves on the board of directors of Pandora Media, Inc., an internet radio provider, and serves on the boards of directors of several private companies. Mr. Sze holds an M.B.A. from the Stanford Graduate School of Business, awarded in 1993, and a B.A. from Yale University, awarded in 1988. Mr. Sze was initially selected to serve on our Board and was nominated to continue serving as a director on our Board due, in part, to his extensive background with internet and technology companies.

  Class I Directors (Current Term Will Expire at the 2015 Annual Meeting)

        Leslie Kilgore has served on our Board of Directors since March 2010. Ms. Kilgore served as the Chief Marketing Officer (formerly Vice President of Marketing) of Netflix, Inc., an online video rental company, from March 2000 to February 2012, and has served as a member of the board of directors of

Netflix since January 2012. From February 1999 to March 2000, Ms. Kilgore served as Director of Marketing for Amazon.com, Inc., an internet retailer. Ms. Kilgore served as a Brand Manager for The Procter & Gamble Company, a manufacturer and marketer of consumer products, from August 1992 to February 1999. Ms. Kilgore holds an M.B.A. from the Stanford Graduate School of Business, awarded in 1992, and a B.S. from The Wharton School at the University of Pennsylvania, awarded in 1987. Ms. Kilgore was selected to serve on our Board due, in part, to her extensive experience in marketing and the consumer products industry. Ms. Kilgore qualifies as an "audit committee financial expert" under SEC guidelines.

        Jeffrey Weiner has served as our Chief Executive Officer since June 2009 and as a member of our Board of Directors since July 2009. Mr. Weiner served as our interim President from December 2008 to June 2009. Prior to LinkedIn, Mr. Weiner was an Executive in Residence at Greylock Partners and Accel Partners, both venture capital firms, from September 2008 to June 2009, where he focused on advising the leadership teams of the firms' consumer technology portfolio companies and worked closely with the partners to evaluate new investment opportunities. Previously, Mr. Weiner held several key leadership roles at Yahoo! Inc., one of the world's largest digital media companies, from May 2001 to June 2008, including most recently as an Executive Vice President where he was responsible for many of the company's consumer-facing products. In addition to LinkedIn, Mr. Weiner serves on the board of directors of Intuit Inc., a provider of business and financial management solutions, as well as DonorsChoose.org, Malaria No More, and is an advisory board member at Venture For America. He holds a B.S. in Economics from The Wharton School at the University of Pennsylvania. Mr. Weiner was selected to serve on our Board due to the perspective and experience he brings as our Chief Executive Officer and his extensive background in the internet industry.

  Class II Directors (Current Term Will Expire at the 2016 Annual Meeting)

        A. George "Skip" Battle has served on our Board of Directors since February 2010 and was appointed as our Lead Independent Director in December 2010. During the last five years, Mr. Battle has been serving on the boards of directors of various public and private companies. From January 2004 to July 2005, Mr. Battle served as Executive Chairman of Ask Jeeves, Inc., an internet search engine company, and from December 2000 to January 2004 he served as Chief Executive Officer of Ask Jeeves. From December 1995 to January 2006, Mr. Battle served as a member of the board of directors for PeopleSoft, Inc., an enterprise software company, from August 1996 to June 2002 he served as a member of the board of directors for Barra, Inc., a software company, from June 2005 until May 2011 he served as a member of the board of directors of Advent Software, Inc., a software and consulting company, and from June 1997 to December 2012 he served as a trustee of the Masters Select family of mutual funds. From 1968 until his retirement in 1995, Mr. Battle served in management roles at Arthur Andersen LLP and then Andersen Consulting LLP (now Accenture), where he became worldwide managing partner of market development and a member of the firm's executive committee. Mr. Battle is currently the Chairman of the Board of Directors for Fair Isaac Corporation, an analytic products company, and is also a member of the board of directors for Netflix, Inc., an online video rental company, Expedia, Inc., an online travel reservations provider, OpenTable, Inc., an online network connecting reservation-taking restaurants and people who dine at those restaurants, and Workday, Inc., a company that provides enterprise cloud applications for human resources and finance. He holds an M.B.A. from the Stanford Graduate School of Business, awarded in 1968, and a B.A. in Economics from Dartmouth College, awarded in 1966. Mr. Battle was selected to serve on our Board due, in part, to his extensive background in public accounting and auditing, as well as his experience in the internet industry. Mr. Battle qualifies as an "audit committee financial expert" under SEC guidelines. In addition, his current service on other public company boards of directors provides us with important perspectives on corporate governance matters.

        Sir Michael J. Moritz, KBE has served on our Board of Directors since January 2011. Mr. Moritz has been a Managing Member of Sequoia Capital, a venture capital firm, since 1986, and has served as Sequoia Capital's chair since 2012. He currently serves as a director for Green Dot Corporation, a provider of general purpose reloadable pre-paid debit cards, and GameFly, Inc., an online video game rental service company. Mr. Moritz previously served as a director of a variety of companies, including Flextronics Ltd., Google Inc., PayPal, Inc., Yahoo! Inc., Zappos.com, Inc. and Kayak Software Corporation. Mr. Moritz holds an M.A. in Modern History from Christ Church, Oxford, awarded in 1976. Mr. Moritz was initially selected to serve on our Board due, in part, to his extensive background in and experience with the venture capital industry, providing guidance and counsel to a wide variety of internet and technology companies and service on the boards of directors of a range of public and private companies.

Committees of the Board of Directors

        The Board of Directors has established the following standing committees: an Audit Committee, a Compensation Committee and a Governance and Nominating Committee.

        The following chart details the membership of each standing committee, which is current as of April 28, 2014, and the number of meetings for each committee in fiscal year 2013.

Name of Director	Audit	Compensation		Governance and Nominating
A. George "Skip" Battle	M	M		C
Leslie Kilgore	M	C		M
Stanley J. Meresman	C	M		M
Number of Meetings in fiscal year 2013	11	10	*	4

*
In addition to its ten meetings, the Compensation Committee also acted three times by unanimous written consent.

M = Member

C = Chair

  Audit Committee

        Our Audit Committee provides oversight of our accounting and financial reporting process, the audit of our financial statements and our internal control function. Among other matters, our Audit Committee assists the Board in oversight of the independent auditors' qualifications, independence and performance; is responsible for the engagement, retention and compensation of the independent auditors; reviews the scope of the annual audit; reviews and discusses with management and the independent auditors the results of the annual audit and the review of our quarterly consolidated financial statements including the disclosures in our annual and quarterly reports filed with the SEC; reviews our risk assessment and risk management processes; establishes procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; approves audit and permissible non-audit services provided by our independent auditor; and reviews and approves related party transactions under Item 404 of Regulation S-K. In addition, our Audit Committee oversees our internal audit function.

        The current members of our Audit Committee are Mr. Meresman, who is the Chair of the committee, Mr. Battle and Ms. Kilgore. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our Board has determined that all of the members of the Audit Committee are Audit Committee financial experts as defined under the applicable rules of the SEC and have the requisite financial sophistication as defined under the rules and regulations of the NYSE. All of the members of our Audit Committee are independent directors as defined under the applicable rules and regulations of the SEC and the NYSE including the enhanced independence requirements for Audit Committee members. Mr. Battle currently serves on the audit committees of four public companies, including our Audit Committee. Pursuant to the NYSE rules and regulations, our Board has determined that his simultaneous service on the audit committees of four public companies does not impair his ability to effectively serve on our Audit Committee.

        The Audit Committee Report is included elsewhere in this proxy statement. A copy of the Audit Committee's written charter is available on our website at http://investors.linkedin.com/governance.cfm in the Corporate Governance section of our Investor Relations webpage.

  Compensation Committee

        Our Compensation Committee adopts and administers the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. In addition, among other things, our Compensation Committee annually evaluates, in consultation with the Board, the performance of our CEO, reviews and approves corporate goals and objectives relevant to compensation of our CEO and other executives and evaluates the performance of these executives in light of those goals and objectives. Our Compensation Committee also adopts and administers our equity compensation plans. Our Compensation Committee is also responsible for making recommendations regarding non-employee director compensation to the full Board. The current members of our Compensation Committee are Ms. Kilgore, who is the Chair of the committee, Mr. Battle and Mr. Meresman. All of the members of our Compensation Committee are independent under the applicable rules and regulations of the SEC and the NYSE, Section 16 of the Exchange Act and Section 162(m) of the Internal Revenue Code, or the Code.

        The Compensation Committee Report is included elsewhere in this proxy statement. A copy of the Compensation Committee's written charter is available on our website at http://investors.linkedin.com/governance.cfm in the Corporate Governance section of our Investor Relations webpage.

  Governance and Nominating Committee

        Our Governance and Nominating Committee is responsible for, among other things, making recommendations regarding corporate governance, the composition of our Board, identification, evaluation and nomination of director candidates and the structure and composition of committees of our Board. In addition, our Governance and Nominating Committee oversees our corporate governance guidelines, approves our committee charters, oversees compliance with our code of business conduct and ethics, contributes to succession planning, reviews actual and potential conflicts of interest of our directors and officers other than related party transactions reviewed by the Audit Committee and oversees the board self-evaluation process. The current members of our Governance and Nominating Committee are Mr. Battle, who is the Chair of the committee, Ms. Kilgore and Mr. Meresman. All of the members of our Governance and Nominating Committee are independent under the rules and regulations of the NYSE.

        A copy of the Governance and Nominating Committee's written charter is available on our website at http:// investors.linkedin.com/governance.cfm in the Corporate Governance section of our Investor Relations webpage.

  Stockholder Recommendations

        Stockholders can recommend qualified nominees for our Board to the Governance and Nominating Committee by submitting a proposal to our Corporate Secretary at 2029 Stierlin Court, Mountain View, California 94043. Written submissions which include the following requirements will be forwarded to the Governance and Nominating Committee for review and consideration:

  •
  the nominee's name, age, business address and residence address;

  •
  the principal occupation or employment of the nominee;

  •
  the class and number of shares of the Company that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee;

  •
  whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee;

  •
  a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder;

  •
  a written statement executed by the nominee acknowledging that as a director of the Company, the nominee will owe a fiduciary duty under Delaware law with respect to the Company and its stockholders; and

  •
  any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation the nominee's written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected.

        In addition to these requirements, stockholder nominations must meet the other requirements set forth in our bylaws. For a description of the process for nominating directors in accordance with our bylaws, please see "May I propose actions for consideration at next year's annual meeting of stockholders or nominate individuals to serve as directors?" in the section "Questions and Answers about the Proxy Materials and Our Annual Meeting" at the beginning of this proxy statement.

  Director Qualifications

        The Governance and Nominating Committee works with the Board to determine periodically, as appropriate, the desired Board qualifications, expertise and characteristics, including such factors as business experience and diversity; and with respect to diversity, the Governance and Nominating Committee may consider such factors as differences in professional background, education, skill, and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board.

        The Governance and Nominating Committee and the Board evaluate each individual in the context of the membership of the Board as a group, with the objective of having a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of background and experience in the various areas. Each director should be an individual of high character and integrity. In determining whether to recommend a director for re-election, the Governance and Nominating Committee also considers the director's past attendance at meetings, participation in and contributions to the activities of the Board and the Company and other qualifications and characteristics set forth in the Governance and Nominating Committee Charter.

        Each director must ensure that other existing and anticipated future commitments do not materially interfere with the members' service as a director. Any employee director must submit his or her offer of resignation from the Board in writing upon termination of employment with the Company. Upon change of his or her principal employer, any non-employee director must submit his or her offer of resignation from the Board in writing to the Chair of the Governance and Nominating Committee. The Board, through the Governance and Nominating Committee, will determine whether to accept or reject such resignation and will make a recommend to the Board as to whether to accept or reject the offer of resignation, or whether other action should be taken.

  Identification and Evaluation of Nominees for Directors

        Our Governance and Nominating Committee uses a variety of methods for identifying and evaluating nominees for directors. Our Governance and Nominating Committee regularly assesses the appropriate size and composition of our Board, the needs of the Board and the respective committees of the Board, and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Governance and Nominating Committee through stockholders, management, current members of the Board, or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates.

  Board Self-Evaluation

        Our Board performs an annual self-assessment, led by the Chair of our Governance and Nominating Committee, to, among other things, evaluate its effectiveness in fulfilling its obligations.

Compensation Committee Interlocks and Insider Participation

        During fiscal year 2013, Messrs. Battle and Meresman and Ms. Kilgore served on our Compensation Committee. None of the members of our Compensation Committee is or has at any time been one of our officers or was during fiscal year 2013 an employee of the Company. None of our executive officers currently serves or in the past year has served as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Communications with the Board of Directors

        Stockholders and other interested parties may communicate with our Board of Directors at the following address:

  The Board of Directors
  c/o Corporate Secretary
  LinkedIn Corporation
  2029 Stierlin Court
  Mountain View, CA 94043

        Communications are distributed to our Board or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

Corporate Governance Guidelines and Code of Ethics

        We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our executive officers and directors, and those employees responsible for financial reporting. We have also adopted Corporate Governance Guidelines, which, in conjunction with our certificate of incorporation, bylaws, charters of the committees of our Board, form the framework for our corporate governance. Both our Code of Business Conduct and Ethics and our Corporate Governance Guidelines are available on our website in the Investor Relations section under the menu entry: Corporate Governance (http://investors.linkedin.com/governance.cfm). As required by law, we intend to disclose on our website any amendments to our Code of Business Conduct and Ethics, or any waivers of its requirements.

Board Leadership and Role in Risk Oversight

        We believe that our Board and committee structure provides strong overall management of the Company. While our Board Chair and Chief Executive roles are separate, our current Board Chair, Reid Hoffman, is not independent under NYSE rules as a result of his past employment with the Company. The Board believes that Mr. Hoffman's service as Board Chair is appropriate and is in the best interests of the Board, the Company and its stockholders. The Board determined that it would be beneficial to have a Lead Independent Director to, among other things, preside over executive sessions of the independent directors. The complementary roles of the Board Chair and the Lead Independent Director help to lead the Board effectively.

        Mr. Hoffman, our Board Chair is a co-founder of the Company and, until 2009, he was an employee. He brings valuable insight given his tenure with us, as well as his knowledge of our industry. Our Lead Independent Director, Skip Battle, is independent under the NYSE rules and has deep technology and financial experience. Mr. Battle also has significant experience on the boards of directors of other public and private companies, specifically technology companies, at various stages of their development. Jeff Weiner, our CEO is also a director, which brings an internal perspective to our Board, and we have two directors that are affiliated with early investors in the Company who are very familiar with our business, culture and values. Our Lead Independent Director and two other independent directors, who all serve on our standing committees, provide perspectives from their own experience and expertise, which ensures that we have a broad range of backgrounds and viewpoints informing our Board and committees' decision-making and strategic thinking.

        Our Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committees. These committees then provide reports to the full Board. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment, and management of critical risks and management's risk mitigation strategies. These areas of focus include strategic, operational, financial and reporting, succession and compensation, compliance, and other risks. Our Board, including its committees, oversees risks associated with their respective areas of responsibility, as summarized below. Each committee meets in executive session with key management personnel and representatives of outside advisors as necessary.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Strategic, financial and execution risks and exposures associated with our business strategy, product innovation and sales road map, policy matters, significant litigation and regulatory exposures, and other current matters that may present material risk to our financial performance, operations, infrastructure, plans, prospects or reputation, acquisitions and divestitures.
Audit Committee

Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, investment guidelines and credit and liquidity matters, our programs and policies relating to legal compliance and strategy, and our operational infrastructure, particularly reliability, business continuity and capacity.

Governance and Nominating Committee	Risks and exposures associated with director and management succession planning, corporate governance and overall Board effectiveness.
Compensation Committee	Risks and exposures associated with leadership assessment, executive compensation programs and arrangements, including overall incentive and equity plans.

Director Compensation

        Neither Mr. Weiner nor Mr. Hoffman, receives compensation for his service on the Board of Directors. In addition, given the value of the investments made by the funds with which Messrs. Moritz and Sze are affiliated as well as the internal policies of certain of those funds, to date, we have not provided them with compensation for their service on the Board. Messrs. Battle and Meresman, and Ms. Kilgore serve on each of the committees of our Board. On April 25, 2013, in connection with their service, our Board approved the grant of equity awards to each of them with a targeted value of at $361,250 pursuant to our Compensation Committee's valuation methodology. The grants were made on June 13, 2013, following our 2013 Annual Meeting. The value of the equity awards was allocated as follows: 40% of the value in Restricted Stock Units ("RSUs") for shares of our Class A Common Stock, and 60% of the value in stock options for shares of our Class A Common Stock. Our Compensation Committee's valuation methodology provided that the number of RSUs was calculated using a 90-day average stock price ending 10 days prior to the 2013 Annual Meeting, and the stock options were valued at a 2:1 ratio of options to RSUs. The exercise price of the stock options was equal to the closing price of the Company's Class A Common Stock on the date of the 2013 Annual Meeting. Given the value of this equity compensation, none of Messrs. Battle or Meresman or Ms. Kilgore receive cash compensation for their service on the Board of Directors. We reimburse our non-employee directors for reasonable expenses in connection with attendance at Board of Director and committee meetings.

  Director Equity Awards

        The following table sets forth information regarding the equity compensation granted to our non-employee directors during the fiscal year 2013.

Name	RSU Awards ($)(1)	Option Awards ($)(1)	Total Director Compensation ($)	RSU Awards (#)(2)	Option Awards (#)(3)
A. George "Skip" Battle	$139,508	$210,807	$350,315	811	2,433
Reid Hoffman	—	—	—	—	—
Leslie Kilgore	$139,508	$210,807	$350,315	811	2,433
Stanley Meresman	$139,508	$210,807	$350,315	811	2,433
Sir Michael Moritz	—	—	—	—	—
David Sze	—	—	—	—	—

(1)
The amounts included in the "RSU Awards" and "Option Awards" columns represent the aggregate grant date fair value of RSU awards and Option awards calculated in accordance with authoritative accounting guidance on stock-based compensation. The valuation assumptions used in determining such amounts are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed on February 13, 2014. Pursuant to our Compensation Committee's valuation methodology, at the time the grants were approved, the targeted value of the grants was $361,250.

(2)
RSU awards shown in the table above vest at a rate of 25% per quarter on August 15, 2013, November 15, 2013, February 15, 2014 and May 15, 2014.

(3)
The stock option awards in the table above vest at a rate of 8.33% each month beginning on July 1, 2013 through June 1, 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our Common Stock as of April 8, 2014 as to (i) each person who is known by us to beneficially own more than 5% of our outstanding Common Stock, (ii) each of the executive officers and other persons named in the Summary Compensation Table, (iii) each director and nominee for director, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each listed stockholder is c/o LinkedIn Corporation, 2029 Stierlin Court, Mountain View, California 94043.

        Applicable percentage ownership is based on 105,078,621 shares of Class A Common Stock and 16,613,979 shares of Class B Common Stock outstanding at April 8, 2014. In computing the number of shares of stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares subject to options held by that person that are currently exercisable or exercisable within 60 days of April 8, 2014, and shares issuable upon the vesting of restricted stock units within 60 days of April 8, 2014. However, we did not deem these shares to be outstanding for the purpose of computing the percentage ownership of any other person.

	Class A Common Stock		Class B Common Stock†
					% of Total Voting Power#
Name of Beneficial Owner	Shares	%	Shares	%
5% Stockholders:
Reid Hoffman and Michelle Yee, Trustees of the Reid Hoffman and Michelle Yee Living Trust dated October 27, 2009(1)	—	—	15,156,571	91.2	55.9
FMR LLC(2)	6,896,294	6.6	—	—	2.5
T. Rowe Price Associates, Inc.(3)	6,039,037	5.7	—	—	2.2
Prudential Financial, Inc.(4)	5,464,396	5.2	—	—	2.0
Jennison Associates LLC(5)	5,455,470	5.2	—	—	2.0
BlackRock, Inc.(6)	5,353,014	5.1	—	—	2.0
Named Executive Officers and Directors:
Jeffrey Weiner(7)	156,887	*	1,487,440	8.2	5.3
Steven Sordello(8)	33,596	*	204,095	1.2	0.8
Michael Gamson(9)	989	*	194,141	1.2	*
Dipchand "Deep" Nishar(10)	21,299	*	23,720	*	*
J. Kevin Scott(11)	2,487	*	18,750	*	*
A. George "Skip" Battle(12)	26,828	*	35,000	*	*
Reid Hoffman(13)	—	—	15,156,571	91.2	55.9
Leslie Kilgore(14)	4,774	*	40,000	*	*
Stanley Meresman(15)	2,941	*	17,188	*	*
Sir Michael Moritz(16)	671,620	*	—	—	*
David Sze(17)	129,438	*	—	—	*
All executive officers and directors as a group (12 persons)(18)	1,063,629	1.0	17,230,580	94.6	60.4

†
Options to purchase Class B Common Stock included in this table may be early exercisable, and to the extent such shares of Class B Common Stock are unvested as of a given date, such Class B Common Stock will remain subject to a right of repurchase held by us. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a share-for-share basis, such that each holder of Class B Common Stock beneficially owns an equivalent number of Class A Common Stock.

#
Percentage total voting power represents voting power with respect to all shares of our Class A and Class B Common Stock, as a single class. Each holder of Class B Common Stock shall be entitled to ten votes per share of Class B Common Stock and each holder of Class A Common Stock shall be entitled to one vote per share of Class A Common Stock on all matters submitted to our stockholders for a vote. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.

*
Represents beneficial ownership of less than 1%.

(1)
Mr. Hoffman's ownership consists of 15,156,571 shares of Class B Common Stock owned by the Reid Hoffman and Michelle Yee Living Trust dated October 27, 2009 ("Hoffman Trust"). Reid Hoffman retains sole voting and dispositive power over these shares. The address is 2029 Stierlin Court, Mountain View, CA 94043.

(2)
According to a Schedule 13(G)/A filed February 14, 2014, the 6,896,294 Class A Common Stock shares reported by FMR LLC ("FMR") are owned, or may be deemed to be owned by FMR. Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR and an investment advisor, is the beneficial owner of 6,532,282 Class A Common Stock shares as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d and FMR, through its control of Fidelity and the Fidelity funds ("Funds"), each has sole power to dispose to the 6,532,282 Class A Common Stock shares owned by the Funds. Neither FMR nor Edward C. Johnson 3d, has sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds' Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Board of Trustees. Fidelity SelectCo, LLC ("SelectCo"), a wholly-owned subsidiary of FMR and an investment advisor, is the beneficial owner of 219,771 Class A Common Stock shares as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d and FMR, through its control of SelectCo and the SelectCo Funds ("SelectCo Funds"), each has sole power to dispose to the 219,771 Class A Common shares owned by the SelectCo Funds. Neither FMR nor Edward C. Johnson 3d, has sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds' Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Board of Trustees. Strategic Advisers, Inc. ("Strategic"), a wholly-owned subsidiary of FMR and an investment adviser, provides investment advisory services to individuals. As such, FMR's beneficial ownership includes 3,687 Class A Common Stock shares beneficially owned by Strategic. Pyramis Global Advisors, LLC ("Pyramis"), an indirect wholly-owned subsidiary of FMR and an investment adviser, is the beneficial owner of 58,850 Class A Common Stock shares as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds or investment companies owning such shares. Edward C. Johnson 3d and FMR, through its control of Pyramis, each has sole dispositive power over 58,850 Class A Common Stock shares and sole power to vote or to direct the voting of 58,850 Class A Common Stock shares owned by the institutional accounts or funds advised by Pyramis. Pyramis Global Advisors Trust Company ("Pyramis Trust"), an indirect wholly-owned subsidiary of FMR and a bank, is the beneficial owner of 81,704 Class A Common Stock shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR, through its control of Pyramis Trust, each has sole dispositive power over 81,704 Class A Common Stock shares and sole power to vote or to direct the voting of 81,704 Class A Common Stock shares owned by the institutional accounts managed by Pyramis Trust. The address for FMR is 245 Summer Street, Boston, MA 02210.

(3)
According to a Schedule 13(G)/A filed February 12, 2014, the 6,039,037 Class A Common Stock shares reported by T. Rowe Price Associates, Inc. ("TRP") are owned, or may be deemed to be beneficially owned, by TRP, an investment adviser, which holds sole voting power of 1,892,690

  Class A Common Stock shares and sole dispositive power of 6,039,037 Class A Common Stock shares. The address for TRP is 100 E. Pratt Street, Baltimore, MA 21202.

(4)
According to a Schedule 13(G)/A filed January 29, 2014, the 5,464,396 Class A Common Stock shares reported by Prudential Financial, Inc. ("Prudential") are owned, or may be deemed to be beneficially owned, by Prudential, the parent holding company, which holds sole voting and dispositive power of 333,875 Class A Common Stock shares, share voting power of 2,753,236 Class A Common Stock shares and shared dispositive power of 5,130,521 Class A Common Stock shares. The 5,464,396 Class A Common Stock shares reported are owned, directly or indirectly, by Prudential or its investment advisors, The Prudential Insurance Company of America, Jennison Associates LLC, Prudential Investment Management, Inc. or Quantitative Management Associates LLC. The address for these entities is 751 Broad Street, Newark, NJ 07102-3777.

(5)
According to a Schedule 13(G) filed February 7, 2014, the 5,455,470 Class A Common Stock shares reported by Jennison Associates LLC ("Jennison"), are held as a result of Jennison's role as an investment adviser of several managed portfolios. Jennison may be deemed to be the beneficial owner of the Class A Common Stock. Jennison has sole voting power of 3,078,185 shares and shared dispositive power of 5,455,470 shares. The address for Jennison is 466 Lexington Avenue, New York, NY 10017.

(6)
According to a Schedule 13(G) filed February 4, 2014, the 5,353,014 Class A Common Stock shares reported by BlackRock, Inc. ("BlackRock") are owned, or may be deemed to be beneficially owned, by BlackRock, the parent holding company, which holds sole voting power of 4,490,030 of Class A Common Stock shares and sole dispositive power of 5,338,979 Class A Common Stock shares and shared voting and dispositive power of 14,035 Class A Common Stock shares. The 5,353,014 Class A Common Stock shares reported are owned, directly or indirectly, by BlackRock or its subsidiaries, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Management Ireland Limited, BlackRock Fund Managers Ltd., BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd., BlackRock Investment Management, LLC, BlackRock Japan Co. Ltd., and BlackRock Life Limited. The address for these entities is 40 East 52nd Street, New York, NY10022.

(7)
Mr. Weiner's ownership consists of (i) 41,913 shares of Class A Common Stock; (ii) 16,246 shares of Class A Common Stock issuable pursuant to restricted stock units that will vest within 60 days of April 8, 2014; (iii) 98,728 shares of Class A Common Stock issuable pursuant to stock options exercisable within 60 days of April 8, 2014; and (iv) 1,487,440 shares of Class B Common Stock issuable pursuant to stock options exercisable within 60 days of April 8, 2014. The JW 2012 Trust dated June 1, 2012, of which Mr. Weiner is the trustee, holds an interest in one of the options.

(8)
Mr. Sordello's ownership consists of (i) 20,481 shares of Class A Common Stock held of record by Steven Sordello & Susan Sordello Trust dated September 19, 2003 for which Mr. Sordello serves as the trustee ("Sordello Trust"); (ii) 5,679 shares of Class A Common Stock issuable pursuant to restricted stock units that will vest within 60 days of April 8, 2014; (iii) 204,095 shares of Class B Common Stock, held of record by the Sordello Trust; and (iv) 7,436 shares of Class A Common Stock issuable pursuant to stock options exercisable within 60 days of April 8, 2014.

(9)
Mr. Gamson's ownership consists of (i) 989 shares of Class A Common Stock; (ii)120,000 shares of Class B Common Stock; and (iii) 74,141shares of Class B Common Stock issuable pursuant to stock options exercisable within 60 days of April 8, 2014.

(10)
Mr. Nishar's ownership consists of (i) 4,453 shares of Class A Common Stock held of record by Dipchand V. Nishar as Trustee of the Nishar Family Trust dated October 8, 2008; (ii) 6,747 shares of Class A Common Stock issuable pursuant to restricted stock units that will vest within 60 days of April 8, 2014; (iii) 10,099 shares of Class A Common Stock issuable pursuant to stock options exercisable within 60 days of April 8, 2014; (iv) 23,716 shares of Class B Common Stock held of record by Dipchand V. Nishar as Trustee of the Nishar Family Children's Trust dated December 2, 2009; and (v) 4 shares of Class B Common Stock issuable pursuant to stock options exercisable within 60 days of April 8, 2014.

(11)
Mr. Scott's ownership consists of (i) 299 shares of Class A Common Stock; (ii) 2,188 shares of Class A Common Stock issuable pursuant to restricted stock units that will vest within 60 days of April 8, 2014; and (iii) 18,750 shares of Class B Common Stock issuable pursuant to stock options exercisable within 60 days of April 8, 2014.

(12)
Mr. Battle's ownership consists of (i) 22,138 shares of Class A Common Stock; (ii) 203 shares of Class A Common Stock issuable pursuant to restricted stock units that will vest within 60 days of April 8, 2014; (iii) 2,054 shares of Class A Common Stock held of record by the George Battle 2011 Separate Property Trust dated October 26, 2011; (iv) 2,433 shares of Class A Common Stock issuable pursuant to stock options exercisable within 60 days of April 8, 2014;and (v) 35,000 shares of Class B Common Stock.

(13)
Mr. Hoffman's ownership consists of 15,156,571 shares of Class B Common Stock held of record by Reid Hoffman and Michelle Yee, Trustees of the Reid Hoffman and Michelle Yee Living Trust dated October 27, 2009.

(14)
Ms. Kilgore's ownerships consists of (i) 2,138 shares of Class A Common Stock; (ii) 203 shares of Class A Common Stock issuable pursuant to restricted stock units that will vest within 60 days of April 8, 2014; (iii) 2,433 shares of Class A Common Stock issuable pursuant to stock options exercisable within 60 days of April 8, 2014; and (v) 40,000 shares of Class B Common Stock.

(15)
Mr. Meresman's ownership consists of (i) 305 shares of Class A Common Stock held of record by Stanley J. Meresman and Sharon A. Meresman, Trustees of the Meresman Family Trust UDT dated September 13, 1989 ("Meresman Trust"); (ii) 203 shares of Class A Common Stock issuable pursuant to restricted stock units that will vest within 60 days of April 8, 2014; (iii) 2,433 shares of Class A Common Stock issuable pursuant to stock options exercisable within 60 days of April 8, 2014 and (iv) 17,188 shares of Class B Common Stock held of record by the Meresman Trust, of which 7,813 may be repurchased by us at the original exercise price within 60 days of April 8, 2014.

(16)
Mr. Moritz' ownership consists of 671,620 shares of Class A Common Stock held of record by The Maximus Trust dated March 19, 1996 for which Mr. Moritz serves as a trustee.

(17)
Mr. Sze's ownership consists of 129,438 shares of Class A Common Stock.

(18)
Consists of (i) 903,586 shares of Class A Common Stock beneficially owned by the current directors and executive officers; (ii) 128,574 shares of Class A Common Stock issuable pursuant to stock options exercisable within 60 days of April 8, 2014; (iii) 34,170 shares of Class A Common Stock issuable pursuant to restricted stock units that will vest within 60 days of April 8, 2014 (iv) 15,634,520 shares of Class B Common Stock, of which 7,813 may be repurchased by us at the original exercise price within 60 days of April 8, 2014; and (v) 1,596,060 shares of Class B Common Stock issuable pursuant to stock options exercisable within 60 days of April 8, 2014.

PROPOSAL ONE: ELECTION OF DIRECTORS

        Our Board of Directors consists of seven members. In accordance with our certificate of incorporation, our Board is divided into three classes with staggered three-year terms. At the 2014 Annual Meeting, three directors will be elected for three year terms.

Nominees

        The Governance and Nominating Committee of the Board recommended, and the Board approved, Reid Hoffman, Stanley J. Meresman and David Sze as nominees for election as Class III directors at the Annual Meeting. If elected, each of Reid Hoffman, Stanley J. Meresman and David Sze will serve as directors until our annual meeting in 2017, and until a successor is qualified and elected or until his or her earlier resignation or removal. Each of the nominees is currently a director of the Company. For information concerning the nominees, please see "Information about the Directors and Nominees" above in this Proxy Statement.

        Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR each of Reid Hoffman, Stanley J. Meresman and David Sze. If the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board. We are not aware of any reason that a nominee would be unable or unwilling to serve as a director.

Vote Required

        Each director is elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.

        The Board of Directors unanimously recommends that stockholders vote "FOR" the election of each of Reid Hoffman, Stanley J. Meresman and David Sze as Class III directors.

 PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTS

        The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2014 and recommends that stockholders vote for ratification of such selection. Although ratification by stockholders is not required by law, the Company has determined that it is desirable to request ratification of this selection by the stockholders. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee may reconsider its selection. Notwithstanding its selection or voting results, the Audit Committee, in its discretion, may appoint new independent registered public accountants at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

        Deloitte & Touche LLP has audited our consolidated financial statements annually since it was first appointed in fiscal year 2002. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

        Fees for Professional Services Rendered, Accrued for or Billed by Deloitte & Touche LLP during Fiscal Years 2013 and 2012 (in thousands)

	Fiscal Year
	2013	2012
Audit Fees(1)	$3,327	$2,539
Audit-Related Fees	36	48
Tax Fees	1,666	1,311
All Other Fees	110	2
Total	$5,139	$3,900

(1)
Reflects the fees approved by LinkedIn and billed or to be billed by Deloitte & Touche LLP with respect to services performed for the audit and other services for the applicable fiscal year.

        "Audit Fees" consisted of fees for the audit of our annual financial statements, including audited financial statements presented in our annual report on Form 10-K, review of the financial statements presented in our quarterly reports on Form 10-Q, services rendered in connection with our Form S-3 related to our follow-on public offering in 2013 and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required by non-U.S. jurisdiction.

        "Audit-Related Fees" consisted of assurance and related services by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under "Audit Fees."

        "Tax Fees" consisted of professional services rendered by Deloitte & Touche LLP for tax compliance, tax advice and tax planning. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

        "All Other Fees" consisted of permitted services other than those that meet the criteria above and include accounting subscriptions.

        Pre-approval Policy.    The Audit Committee has established a policy governing our use of the services of our independent registered public accountants. Under the policy, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company's independent registered public accountants in order to ensure that the provision of such services does not impair the public accountants' independence. In fiscal years 2013 and 2012, all fees identified above under the captions "Audit Fees," "Audit-Related Fees" and "Tax Fees" that were billed by Deloitte & Touche LLP were approved by the Audit Committee in accordance with SEC requirements.

        The Audit Committee has determined that the rendering of other professional services for tax compliance and tax advice by Deloitte & Touche LLP is compatible with maintaining their independence.

Vote Required

        The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter is necessary to ratify the selection of Deloitte & Touche LLP as our independent registered public accountants for fiscal year 2014. Abstentions are treated as shares of Common Stock present in person or represented by proxy and entitled to vote and therefore, will have the effect of a vote "against" the ratification of Deloitte &

Touche LLP as our independent registered public accountants. Broker non-votes will have no effect on the outcome of the vote.

        The Board of Directors, on behalf of the Audit Committee, unanimously recommends that stockholders vote "FOR" the ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accountants for the fiscal year ending December 31, 2014.

PROPOSAL THREE: APPROVAL OF LINKEDIN CORPORATION
EXECUTIVE BONUS COMPENSATION PLAN

        The Compensation Committee of our Board of Directors has adopted and our Board of Directors is recommending that our stockholders approve the LinkedIn Corporation Executive Bonus Compensation Plan (the "Bonus Plan"), so that we may qualify performance-based cash incentives made under the Bonus Plan as "performance-based compensation" under Section 162(m) of the Internal Revenue Code ("Section 162(m)").

        The Bonus Plan is intended to allow the Compensation Committee to pay performance-based compensation that would be fully deductible for federal income tax purposes. Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and other "covered employees" as determined under Section 162(m) and applicable guidance. However, certain types of compensation, including performance-based compensation, are excluded from this deductibility limit. To enable performance-based cash incentives paid under the Bonus Plan to qualify as performance-based compensation within the meaning of Section 162(m), the material terms of the Bonus Plan must be approved by our stockholders.

        If our stockholders approve the Bonus Plan, the Bonus Plan may be used for performance-based cash incentive awards to eligible Company executives beginning in the Company's 2015 fiscal year. If our stockholders do not approve the Bonus Plan, we will not use this Bonus Plan.

        Approval of the Bonus Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 2014 Annual Meeting.

Summary of the Executive Bonus Compensation Plan

        The following paragraphs provide a summary of the principal features of the Bonus Plan and its operation. The following summary is qualified in its entirety by the Bonus Plan set forth in Appendix A.

        Purpose.    The purpose of the Bonus Plan is to motivate key executives to perform to the best of their abilities and to achieve the Company's objectives. The Bonus Plan accomplishes this by paying awards under the Bonus Plan only after the achievement of the specified goals.

        The Bonus Plan also is designed to qualify as "performance-based" compensation under Section 162(m). Under Section 162(m), the Company may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer and certain other highly compensated executive officers to the extent that any of these persons receives more than $1 million in any one year. However, if we pay compensation that is "performance-based" under Section 162(m), the Company still can receive a federal income tax deduction for the compensation even if it is more than $1 million during a single year. The Bonus Plan allows us to pay incentive compensation that is performance-based and therefore fully tax deductible on the Company's federal income tax return.

 Eligibility to Participate

        The Bonus Plan will be administered by our Compensation Committee or such other committee designated by our Board consistent with the requirements of Section 162(m). Our Compensation Committee selects which of our employees (and employees of our affiliates) will be eligible to receive awards under the Bonus Plan. The actual number of employees who will be eligible to receive an award during any particular year cannot be determined in advance because our Compensation Committee has discretion to select the participants. However, it is expected that between one and ten individuals will participate in the Bonus Plan in any year.

Target Awards and Performance Goals

        Each performance period, our Compensation Committee assigns each participant a target award and the performance goal or goals that must be achieved before an award actually will be paid to the participant. The participant's target award is expressed as a percentage of his or her base salary. The performance goals require the achievement of objectives for one or more of the following measures: stock price; revenue; membership; page views; unique visiting members; profit; bookings; cash flow; customer retention; customer satisfaction; net bookings; net income; net profit; operating cash flow; operating expenses; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; pre-tax profit; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; profit margin; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; budget or expense management; expense targets; debt management; debt reduction; productivity; new product introductions; delivery performance; corporate transactions; business combinations; and total stockholder return. At the time of establishing the performance goals, the Compensation Committee will determine whether any significant element(s) will be included in or excluded from the calculation of any performance goal with respect to any participant. The performance goals may differ from participant to participant and from award to award, may be used alone or in combination, may be used to measure our performance as a whole or the performance of one of our business units, and may be measured relative to a peer group or index.

Actual Awards

        After the performance period ends, our Compensation Committee certifies in writing the extent to which the pre-established performance goals actually were achieved or exceeded. The actual award that is payable to a participant is determined using a formula that increases or decreases the participant's target award based on the level of actual performance attained. However, the Bonus Plan limits actual awards to a maximum of $5 million per participant in any fiscal year, even if the formula otherwise indicates a larger award. If there are multiple performance periods ending in the same fiscal year, the aggregate amount paid with respect to all performance periods occurring within that fiscal year cannot exceed the maximum specified in the previous sentence.

        Actual awards are paid in cash as soon as administratively practicable, but no later than the dates set forth in the Bonus Plan. Under certain circumstances, our Compensation Committee has discretion to pay out all or part of an award if a participant terminates employment or in the event of a change of control of the Company.

 Administration, Amendment and Termination

        Our Compensation Committee administers the Bonus Plan. Members of our Compensation Committee must qualify as outside directors under Section 162(m). Subject to the terms of the Bonus Plan, our Compensation Committee has sole discretion to:

  •
  determine the length of performance periods;

  •
  select the employees who will receive awards;

  •
  determine the target award for each participant;

  •
  determine the performance goals that must be achieved before any actual awards are paid;

  •
  determine a formula to determine the actual award (if any) payable to each participant; and

  •
  interpret the provisions of the Bonus Plan.

        The Board or our Compensation Committee may amend or terminate the Bonus Plan at any time and for any reason. The amendment or termination of the Bonus Plan will not, without the consent of the participants, alter or impair any rights or obligations under any awards granted under the Bonus Plan.

Federal Income Tax Consequences

        Under present federal income tax law, participants will recognize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by the Company. If and to the extent that the Bonus Plan payments satisfy the requirements of Section 162(m) and otherwise satisfy the requirements for deductibility under federal income tax law, we will receive a deduction for the amount constituting ordinary income to the participant.

Awards to be Granted to Certain Individuals and Groups

        Awards under the Bonus Plan are determined based on actual performance, so future actual awards (if any) cannot now be determined. The following table sets forth certain information regarding performance-based cash incentives earned during the last fiscal year for each of the named executive officers, for all current executive officers as a group and for all other employees who participated in our 2013 Executive Bonus Compensation Plan (as discussed in further detail below):

Named Executive Officer	Performance- Based Cash Incentives Earned in 2013 ($)
Jeffrey Weiner, Chief Executive Officer	1,094,531
Steven Sordello, Senior Vice President and Chief Financial Officer	501,000
Michael Gamson, Senior Vice President, Global Solutions	484,500
Dipchand Nishar, Senior Vice President, Products and User Experience	514,500
J. Kevin Scott, Senior Vice President, Engineering and Operations	484,500
All current executive officers as a group (6 persons)	3,479,344
All employees who participated in our 2013 Executive Bonus Compensation Plan	4,144,320

Vote Required

        The approval of the LinkedIn Corporation Executive Bonus Compensation Plan for purposes of 162(m) of the Internal Revenue Code requires the affirmative vote of a majority of votes cast on such proposal at the Annual Meeting (votes "For" must exceed votes "Against"). Abstentions and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends that stockholders vote "FOR" the approval of the Bonus Plan.

EXECUTIVE OFFICERS

        Set forth below is information regarding our executive officers as of April 28, 2014.

Name	Age	Position
Jeffrey Weiner	44	Chief Executive Officer and Director
Steven Sordello	44	Senior Vice President and Chief Financial Officer
Michael Gamson	39	Senior Vice President, Global Solutions
Dipchand "Deep" Nishar	45	Senior Vice President, Products and User Experience
Erika Rottenberg	51	Vice President, General Counsel and Secretary
J. Kevin Scott	42	Senior Vice President, Engineering and Operations

        Jeffrey Weiner has served as our Chief Executive Officer since June 2009 and as a member of our Board of Directors since July 2009. Mr. Weiner served as our interim President from December 2008 to June 2009. Prior to LinkedIn, Mr. Weiner was an Executive in Residence at Greylock Partners and Accel Partners, both venture capital firms, from September 2008 to June 2009, where he focused on advising the leadership teams of the firms' consumer technology portfolio companies and worked closely with the partners to evaluate new investment opportunities. Previously, Mr. Weiner held several key leadership roles at Yahoo! Inc., one of the world's largest digital media companies, from May 2001 to June 2008, including most recently as an Executive Vice President where he was responsible for many of the company's consumer-facing products. In addition to LinkedIn, Mr. Weiner serves on the board of directors of Intuit Inc., a provider of business and financial management solutions, as well as DonorsChoose.org, Malaria No More, and is an advisory board member at Venture For America. He holds a B.S. in Economics from The Wharton School at the University of Pennsylvania.

        Steven Sordello has served as our Senior Vice President and Chief Financial Officer since January 2011 and served as our Chief Financial Officer from July 2007 to January 2011. Prior to LinkedIn, Mr. Sordello served as Chief Financial Officer of two NASDAQ publicly traded companies. He was Chief Financial Officer of TiVo, Inc., a manufacturer of digital video recorders, from August 2006 to July 2007, where he was part of the management team that helped lead TiVo to its first quarter of profitability. Prior to TiVo, Mr. Sordello served in several roles, including as Chief Financial Officer at Ask Jeeves, Inc., an internet search engine company, from May 1999 to October 2005 when it was acquired by IAC/InterActiveCorp. At Ask Jeeves, he was part of the management team that led the company through a transition from unprofitable to a high-growth, high-margin company. Mr. Sordello has also worked in senior finance roles at Adobe Systems Incorporated, a leading software company, and Syntex Corporation, a pharmaceuticals company (acquired by Roche Pharmaceuticals). Mr. Sordello serves on the board of trustees of Santa Clara University. He holds an M.B.A. and a B.S. in Business from Santa Clara University.

        Michael Gamson has served as our Senior Vice President, Global Solutions since January 2011. Prior to that, Mr. Gamson was our Vice President of Sales for our Hiring Solutions business from June 2008 to January 2011, and our General Manager of LinkedIn Research Network from September 2007 to June 2008. Prior to LinkedIn, Mr. Gamson served in several roles, including most recently as Director of Product Marketing from April 2004 to August 2007, at Advent Software, Inc., a provider of enterprise software for investment managers, from January 1999 until August 2007. Mr. Gamson holds a B.A. in Comparative Religions and Fine Arts from Amherst College.

        Dipchand "Deep" Nishar has served as our Senior Vice President, Products and User Experience since January 2011, and served as our Vice President, Products from January 2009 until January 2011. Prior to LinkedIn, Mr. Nishar served in several roles, including most recently as the Senior Director of Products for the Asia-Pacific region, at Google Inc., an internet search company, from August 2003 to January 2009. He was also the Founder and Vice President of Products at Patkai Networks, a service oriented architecture software company. Mr. Nishar serves on the board of directors of TripAdvisor, an internet-based travel review and information provider and Opower, Inc., a provider of cloud-based software to the utility industry. Mr. Nishar holds an M.B.A. with highest honors (Baker Scholar) from Harvard Business School, an M.SEE from University of Illinois, Urbana-Champaign, and a B.Tech with honors from the Indian Institute of Technology.

        Erika Rottenberg has served as our Vice President, General Counsel and Secretary since July 2008. Prior to LinkedIn, Ms. Rottenberg served as Senior Vice President, General Counsel and Secretary for SumTotal Systems, Inc., a talent management enterprise software company, from March 2004 to July 2008, and served as a consultant to SumTotal through December 2008. Prior to SumTotal, Ms. Rottenberg served in several roles, including most recently as Vice President, Strategic Development and General Counsel, at Creative Labs, Inc., a computer peripheral and digital entertainment product company. Ms. Rottenberg began her legal career with the Silicon Valley-based law firm of Cooley LLP. Ms. Rottenberg also serves on the board of directors of the Girl Scouts of Northern California and the Silicon Valley Law Foundation. She holds a J.D. from the University of California, Berkeley's Boalt Hall School of Law and a B.S. in Special and Elementary Education from State University of New York at Geneseo. On April 3, 2014, Ms. Rottenberg and the Company announced that Ms. Rottenberg would be leaving the Company.

        J. Kevin Scott has served as our Senior Vice President, Engineering and Operations since November 2013, served as our Senior Vice President, Engineering from February 2012 until November 2013, and served as our Vice President, Engineering from February 2011 to February 2012. Prior to LinkedIn, Mr. Scott was Senior Engineering Director at Google Inc., an internet search company, from June 2010 to February 2011, responsible for overseeing mobile ads engineering. Prior to that, Mr. Scott was VP Engineering/Operations at AdMob, a mobile advertising company, from July 2007 to June 2010. He holds an M.S. in Computer Science from Wake Forest University and a B.S. in Computer Science from Lynchburg College.

        Each officer serves at the discretion of our Board of Directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program for:

  •
  Jeffrey Weiner, our Chief Executive Officer (our "CEO");

  •
  Steven Sordello, our Senior Vice President and Chief Financial Officer (our "CFO");

  •
  Michael Gamson, our Senior Vice President, Global Solutions;

  •
  Dipchand "Deep" Nishar, our Senior Vice President, Products and User Experience; and

  •
  J. Kevin Scott, our Senior Vice President, Engineering and Operations.

        We refer to these executive officers collectively in this Compensation Discussion and Analysis and the accompanying compensation tables as the "Named Executive Officers."

        Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each component of compensation that we provide. In addition, we explain how and why the Compensation Committee of our Board of Directors (the "Compensation Committee") arrived at the specific compensation policies and decisions involving our executive team, including the Named Executive Officers, during fiscal year 2013.

Executive Summary

        We continued our growth in 2013, producing strong financial and operational results, and achieved the "stretch" performance levels for the operational measures we use to evaluate our business.

  2013 Executive Compensation Highlights

        Our executive compensation program emphasizes long-term equity incentive value creation that correlates with the growth of sustainable long-term value for our stockholders as well as motivates and rewards the members of our executive team, including the Named Executive Officers. In fiscal year 2013, we made the following compensation decisions:

  •
  Base Salary:  We continued to adjust the base salaries and target total cash compensation opportunities for the members of our executive team, including the Named Executive Officers, to appropriately compensate them given the level of expected performance. The adjustments were also made to align base salaries with more market competitive levels and to increase the proportion of overall target total cash compensation. The base salary of our CEO was increased by 12.1%, while the base salary increases for the other Named Executive Officers ranged from 23.3% to 25.7%.

  •
  Annual Cash Bonus:  We paid annual cash bonuses to the members of our executive team, including the Named Executive Officers, to reward achievement of the corporate performance objectives under our 2013 Executive Bonus Plan. Bonus payouts were 187.5% of base salary paid during 2013 to our CEO and averaged 120% of base salary paid during 2013 to our other Named Executive Officers, and reflected achievement of "stretch" performance levels for the operational metrics used in our Bonus Plan.

  •
  Equity:  We granted options to purchase shares of our Class A Common Stock and restricted stock unit ("RSU") awards for shares of our Class A Common Stock to the members of our executive team, including the Named Executive Officers. These awards were granted in recognition of our success following our initial public offering ("IPO") and our strong financial and operational performance in 2012, as well as to satisfy our retention objectives in a highly competitive market. In addition, we believe the use of stock options in addition to RSUs aligns the interests of our executive team with our stockholders in terms of a desire to continue to increase the value of the Company along with our stock price.

Executive Compensation Philosophy

        We operate in a new and rapidly evolving market. To succeed in this environment, we must continually refine our business model, foster the viral growth of our member base, increase the level of engagement of our members, develop and update new and existing products and solutions and expand our international operations. To achieve these objectives, we need a highly talented team of high-performing professionals. We also expect our team to possess and demonstrate strong leadership and management capabilities.

        We believe that to attract, retain and motivate high-performing employees, including the Named Executive Officers, we must continue to foster our unique company culture, which serves as the basis on which we hire, evaluate and reward the performance of our employees.

        Our values and unique company culture serve as the foundation of our success. Our values are the principles by which we manage our day-to-day business and facilitate decision-making. Our core values are:

  •
  Our Members Come First.  We encourage employees to know and understand our members and to ensure that we foster the long-term vitality of the LinkedIn ecosystem.

  •
  Relationships Matter.  By fostering trust with colleagues and partners, we all succeed. We fundamentally believe that doing what is right is more important than being right. We manage compassionately by recognizing that people have experiences and perspectives that may differ from our own.

  •
  Be Open, Honest and Constructive.  We expect our employees to communicate with clarity and provide feedback with consistency in a constructive way.

  •
  Demand Excellence.  Our employees are encouraged to lead by example, seek to solve big challenges, set measureable and actionable goals, and continuously learn, iterate and improve.

  •
  Take Intelligent Risks.  Taking intelligent risks has been paramount in building the Company to date. No matter how large LinkedIn becomes, we strive to never lose our startup mentality.

  •
  Act Like an Owner.  Talent is our most important asset. We expect employees to act as an owner in each decision they make, no matter how big or small.

        Our Company culture reflects who we are and the company we aspire to be. Our culture is shaped in large part by our values and is best defined by:

  •
  Transformation.  People who work at LinkedIn are here because they seek to make a positive and lasting impact on the world, help realize the full potential of LinkedIn and fundamentally alter the trajectory of their careers.

  •
  Integrity.  We don't believe the ends justify the means. Rather, we expect employees to do the right thing no matter what.

  •
  Collaboration.  Much like the network effects inherent in our business model, we believe that as valuable as we are as individuals, we are all exponentially more valuable when aligned and working together.

  •
  Humor.  Fulfilling our mission and vision requires an intense focus, so we believe it is important to not take ourselves too seriously and try to have some fun while doing it.

  •
  Results.  We set clear, actionable goals and have high expectations for our performance. We count on our employees to consistently deliver excellent results, seek leverage through greater efficiency and effectiveness, and demonstrate leadership at all levels throughout the organization.

        From our values and culture, we have developed the following principles to guide the design and operation of our executive compensation program to:

  •
  support, attract and retain the best talent;

  •
  support a high-performance culture by rewarding excellence and achievement;

  •
  recognize and retain top-performing talent via differentiated rewards and opportunities; reinforce alignment with our Company's values (in particular, a focus on excellence and an attitude of ownership;

  •
  create alignment with our Company's long-term performance; and

  •
  provide an opportunity for each employee to share in the success we create together.

Executive Compensation Program Design

        Since our IPO in 2011, we have increased the base salaries and target total cash compensation of the members of our executive team to reflect the markets in which we compete for talent, as reflected by our compensation competitive peer group, and to align our executive compensation program with similarly situated companies. However, our Compensation Committee continues to believe that emphasis on the equity component of executive compensation, in the form of both options to purchase shares of our Class A Common Stock and RSU awards, best achieves our retention objectives and aligns the interests of the members of our executive team, including the Named Executive Officers, with the interests of our stockholders by motivating their efforts to increase stockholder value.

        We also offer cash compensation in the form of (i) base salaries to reward individual contributions, as well as critical skills and technical expertise, and to compensate our executive team for their day-to-day responsibilities, and (ii) annual bonuses to motivate achievement of our shorter-term financial and operational objectives.

Compensation-Setting Process

  Role of Compensation Committee

        Our Compensation Committee is responsible for overseeing executive compensation matters, including determining and approving the ongoing compensation arrangements for the members of our executive team. Pursuant to its charter, which is available at http://investors.linkedin.com/governance.cfm, our Compensation Committee is responsible for evaluating, approving and reviewing the compensation policies, practices, plans and arrangements for the members of our executive team, including the Named Executive Officers, and overseeing our cash-based and equity-based compensation plans. Our Compensation Committee has the right to delegate certain of its authority, but to date, it has not done so.

        Each year, our Compensation Committee conducts a review of our executive compensation program and related policies and practices. As part of this review process, our Compensation Committee applies our values and the objectives as described above, together with consideration for the levels of compensation that we believe are appropriate given our profile in the marketplace as well as the demand for our executive officers by competitors and other companies, to ensure that the compensation of the members of our executive team remains competitive and that we are meeting our retention objectives. When making compensation decisions, our Compensation Committee also carefully considers the potential cost to us if we were required to find a replacement for an individual executive officer.

        In determining the compensation of the members of our executive team, including the Named Executive Officers, for fiscal year 2013, our Compensation Committee and the committee's independent consultant reviewed and considered various market data presented by our management and its advisor, Compensia, Inc., a national compensation consulting firm that provides executive compensation advisory services ("Compensia"), as well as our overall strategic business plan. Market data was used primarily as a reference point for measuring the competitive marketplace, and was one factor among others, used by our Compensation Committee in determining executive compensation.

  Role of Management

        In carrying out its responsibilities, our Compensation Committee works with members of our management, including our CEO. Typically, our management assists our Compensation Committee by providing information on corporate and individual performance, market data on compensation matters, and management's perspective and recommendations on compensation matters for our employees in general. In fiscal year 2013, our talent team and Compensia prepared an analysis of the level of and mix between cash and equity compensation for the members of our executive team compared to the competitive market (as determined using compensation survey data and publicly-available data from our compensation peer group (as discussed below)). Our Compensation Committee then used this information as a reference in its deliberations on specific compensation actions and decisions.

        Typically, our CEO attends meetings of our Compensation Committee and will provide input and make recommendations regarding compensation matters, including the compensation of the members of our executive team (except with respect to his own compensation). When our Compensation Committee or members of our Board of Directors engage in discussions regarding our CEO's compensation, he recuses himself from such discussions. In addition, the Chair of our Board of Directors will provide input to the Compensation Committee regarding our CEO's compensation.

        While our Compensation Committee solicits and reviews our CEO's recommendations and proposals with respect to compensation-related matters for our employees, including the other members of our executive team, it uses these recommendations and proposals as one factor in making compensation decisions.

  Role of Compensation Consultant

        Compensia, has been engaged by and serves as an advisor to management. Compensia reviews the compensation arrangements of the members of our executive team and generally provides support for our analysis of compensation data and formulation of recommendations for executive compensation actions and decisions. Compensia also often presents market information and data to our Compensation Committee. Further, our Compensation Committee works directly with Compensia from time to time to obtain additional information or clarity regarding data provided by Compensia, and also requests specific analyses.

        Pursuant to its charter, our Compensation Committee is authorized to retain the services of one or more executive compensation advisors from time to time, as it sees fit, in connection with carrying out its duties. In February 2011, our Compensation Committee engaged Towers Watson, an international compensation consulting firm, as its compensation consultant to provide it with information, recommendations and other advice relating to executive compensation on an ongoing basis. Our Compensation Committee continued to work with Towers Watson until August 2013. In August 2013, the Compensation Committee engaged Vareo Advisors, LLC ("Vareo") to replace Towers Watson as the consultant to our Compensation Committee. Vareo serves at the direction and discretion of our Compensation Committee.

        In fiscal year 2013, Towers Watson and then Vareo performed the following services for our Compensation Committee:

  •
  advised on executive compensation proposals in the context of market and best practices;

  •
  advised on the reasonableness of assumptions and data presented by management and its compensation advisors;

  •
  advised on our equity award strategy in the context of market and best practices; and

  •
  advised on board of director compensation.

        The individual compensation consultant who was employed by Towers Watson and then founded Vareo also attended our Compensation Committee meetings during fiscal year 2013.

        Our Compensation Committee has assessed the independence of both Towers Watson and Vareo, taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the New York Stock Exchange listing standards, and has concluded that no conflict of interest exists with respect to the work either firm performed or performs for our Compensation Committee and that both Towers Watson and Vareo are independent under Exchange Act Rule 10C-1 and the New York Stock Exchange listing standards.

  Competitive Positioning

        In the course of its deliberations on executive compensation matters, our Compensation Committee uses publicly-available data on the compensation policies and practices of comparable publicly-traded companies as a reference to understand the competitive market for executive talent.

        In the second half of 2012, our Compensation Committee directed management to conduct a market analysis for purposes of understanding the competitive market for executive talent and making executive compensation comparisons. As part of this process, we reviewed and updated our compensation peer group for comparative purposes. Following discussions with our management team (and Compensia as management's advisor), our Compensation Committee, and our Compensation Committee's compensation consultant, management proposed a revised compensation peer group reflecting the unique characteristics of our Company.

        In developing an updated compensation peer group, we focused primarily on three specific categories of companies:

  •
  technology companies based in the United States;

  •
  consumer internet companies in the United States; and

  •
  technology companies in the San Francisco Bay Area.

        We also considered the revenue, market capitalization and earnings before interest, taxes, depreciation and amortization ("EBITDA") levels of these companies, and determined that a compensation peer group consisting of companies with revenue and EBITDA levels both above and below our own revenue and EBITDA levels was appropriate. Our Compensation Committee believed that including companies with higher revenue and EBITDA levels than ours was appropriate due to our historical and recent rapid growth. The updated compensation peer group includes a combination of internet, enterprise and technology companies where, as a result of rapid growth, the scope and complexity of the peer companies' senior executive positions were comparable to the scope and complexity of our executive positions. In addition, the compensation peer group includes companies which have experienced high growth rates in the period immediately following their initial public offerings.

        In September 2012, our Compensation Committee approved the following group of companies to comprise our compensation peer group:

Adobe Systems, Inc.	IAC/InterActive Corp.	salesforce.com, Inc.
Ancestry.com, Inc.	Intuit, Inc.	Shutterfly, Inc.
AOL	Netflix, Inc.	TripAdvisor LLC
Expedia, Inc.	Pandora Media, Inc.	VMware, Inc.
Facebook, Inc.	priceline.com, Inc.	Yahoo!
Groupon, Inc.	Red Hat, Inc.	Zynga, Inc.
HomeAway.com. Inc.	Riverbed Technology, Inc.

        The compensation peer group was used as a reference in the course of our Compensation Committee's review of our executive compensation program and decisions regarding the compensation for the members of our executive team for fiscal year 2013. Our Compensation Committee will continue to evaluate our compensation peer group on an ongoing basis when it makes determinations about the compensation of the members of our executive team in the future.

Executive Compensation Program Components

  Base Salary

        In March 2013, our Compensation Committee reviewed the base salaries of the members of our executive team, including the Named Executive Officers, and made adjustment to their base salaries to be effective April 1, 2013. Our Compensation Committee made these adjustments as part of its ongoing effort to transition the base salaries of our executives towards market-competitive positions more reflective of our compensation peer group. In determining the size of these increases, our Compensation Committee considered a number of factors, including each executive officer's performance, past and expected future contributions to the Company, responsibilities, experience, prior base salary level, our Company's anticipated rapid growth rate, internal equity, competitive market data (with an emphasis on the 50th percentile of such data) and the recommendations of our CEO (except with respect to his own base salary).

        The adjustments to the base salaries of the Named Executive Officers, which were effective on April 1, 2013, were as follows:

Named Executive Officer	2012 Annualized Base Salary	2013 Annualized Base Salary	Percentage Adjustment
Mr. Weiner	$535,000	$600,000	12.1%
Mr. Sordello	$350,000	$440,000	25.7%
Mr. Gamson	$340,000	$425,000	25.0%
Mr. Nishar	$365,000	$450,000	23.3%
Mr. Scott	$340,000	$425,000	25.0%

        The actual base salaries paid to the Named Executive Officers during fiscal year 2013 are set forth in the "2013 Summary Compensation Table."

  Cash Bonuses

        In February 2013, our Compensation Committee approved an executive bonus compensation plan for fiscal year 2013 for the members of our executive team, including the Named Executive Officers (the "2013 Executive Bonus Plan"). Consistent with our historical practices, the 2013 Executive Bonus Plan was designed to motivate and reward the members of our executive team for their efforts to achieve the financial and operational objectives reflected in our annual operating plan, including our member growth and engagement goals. As contemplated under the 2013 Executive Bonus Plan, our

Compensation Committee established target bonus opportunities for each of the members of our executive team that would be payable based upon our level of achievement with respect to our corporate performance measures for the year.

  Target Bonus Opportunities

        Our Compensation Committee set the target bonus opportunities for the members of our executive team, including the Named Executive Officers, under the 2013 Executive Bonus Plan as a percentage of each executive officer's base salary. These target bonus opportunities were set after reviewing an analysis of the current market practices of the companies in the compensation peer group for similar positions within our industry and was intended to be consistent with rewarding our best talent appropriately along typical market practices for achieving our business objectives.

        As set forth in the 2013 Executive Bonus Plan, the target bonus opportunity of our CEO was set at 125% of his base salary, and the target bonus opportunities of the other Named Executive Officers were set at 80% of their base salaries. Further, the maximum bonus payout of each Named Executive Officer was capped at 150% of his target bonus opportunity (187.5% of base salary for our CEO and 120% of base salary for the other Named Executive Officers).

  Bonus Pool Funding and Performance Measures

        For purposes of funding the 2013 Executive Bonus Plan, our Compensation Committee established a "bonus pool" to be funded on the basis of our Company's actual level of achievement as measured against the various pre-established corporate financial and operational performance objectives selected for the year.

        Under the 2013 Executive Bonus Plan, the funding of the bonus pool (and, consequently, the payout of each executive officer's target bonus opportunity) was based entirely on our Company's level of achievement under certain specified corporate performance measures.

        For purposes of the 2013 Executive Bonus Plan, our Compensation Committee established the following five corporate performance measures:

  •
  revenue;

  •
  adjusted EBITDA;

  •
  members;

  •
  unique visiting members; and

  •
  page views.

        For purposes of the 2013 Executive Bonus Plan, "revenue" was to be calculated as reflected in our audited financial statements for fiscal 2013 and "adjusted EBITDA" was to be calculated based on our full-fiscal year earnings as reflected in our audited financial statements, adjusted to exclude income tax provision, depreciation and amortization, stock-based compensation expense and interest and other income and expenses. The operational performance measures (members, unique visiting members and page views) are measures of member growth and engagement, which our Compensation Committee believes is the key to our long-term success. In addition, the financial performance measures (revenue and adjusted EBITDA) are important indicators of our ability to monetize our solutions and achieve profitability. Each of the corporate performance measures was given equal weight based on our Compensation Committee's belief that each was critical to achieving our strategic and operational objectives for fiscal year 2013.

        For each performance measure, our Compensation Committee established a threshold, target and "stretch" performance level that would contribute to the funding of the bonus pool. If our performance for fiscal year 2013 for any measure was below the threshold performance level, the bonus pool would not be funded with respect to that measure. Bonus payments would be made at 50% for performance meeting the threshold performance level, 100% for performance meeting the target performance level and 150% for performance meeting the "stretch" performance level. For performance achievement between the threshold and target performance levels, and between the target and "stretch" performance levels, bonus payments would be interpolated on a straight-line basis, up to a maximum of 150% for any measure. Our Compensation Committee believed that the achievement of the target performance levels for each measure would require excellent leadership, effective leveraging of our competencies and a clear focus on driving and achieving results throughout the year

  2013 Bonus Payments

        In March 2014, the size of the bonus pool and the bonus payments were determined based on our performance during 2013, pursuant to the 2013 Executive Bonus Plan. We achieved 150% overall funding as reflected in the table below, based on our performance as compared to the corporate performance measures. This percentage was used to establish the size of the bonus pool available to the members of our executive team, including the Named Executive Officers.

Corporate Measure	Plan Weight	Threshold (0.5x)	Target (1.0x)	"Stretch" (1.5x)	2013 Actual	Final Payment	Weighted Average
Revenue (in millions)	20%	$1,425	$1,465	$1,525	$1,529	150%	30%
Adjusted EBITDA (in millions)	20%	$315	$335	$375	$376	150%	30%
Members (in millions)	20%	256	260	263	277	150%	30%
Unique Visiting Members (in millions)	20%	62	66	70	76	150%	30%
Page Views (in billions)	20%	67	72	76	82	150%	30%

Total Executive Bonus Plan Funding Percentage							150%

        Since all of the members of our executive team participated in the 2013 Executive Bonus Plan, the funds allotted to the plan were allocated to these individuals in addition to the Named Executive Officers. In March 2014, the following bonus payments were made to the Named Executive Officers for 2013 pursuant to the 2013 Executive Bonus Plan:

Named Executive Officer	Base Salary Paid During 2013*	Target Bonus Opportunity (as a percentage of base salary paid in 2013)	Bonus Pool Funding	Actual Bonus Payment	Actual Bonus Payment (as a percentage of base salary paid in 2013)
Mr. Weiner	$583,750	125%	150%	$1,094,531	187.5%
Mr. Sordello	$417,500	80%	150%	$501,000	120.0%
Mr. Gamson	$403,750	80%	150%	$484,500	120.0%
Mr. Nishar	$428,750	80%	150%	$514,500	120.0%
Mr. Scott	$403,750	80%	150%	$484,500	120.0%

*
Base Salaries were adjusted effective April 1, 2013. Accordingly, the total base salary paid to each of the above during 2013 reflects payments made at the 2012 rate until the adjustment, and at the 2013 rate thereafter.

        The cash bonuses paid to the Named Executive Officers for 2013 are also set forth in the "2013 Summary Compensation Table."

  Equity Compensation

        Historically, we used options to purchase shares of our Class B Common Stock as the principal component of our executive compensation program. Following our IPO in 2011, our Compensation Committee introduced RSU awards into our executive compensation program to balance the desire for stock price growth, share price volatility, competitive market practice and stockholder value alignment. This decision was based on several factors, including our Compensation Committee's recognition of the need to continue to motivate the members of our executive team during an anticipated period of high growth and volatility, as well as its desire to manage our annual equity use.

        Consistent with our compensation objectives, we believe this approach aligns the contributions of the members of our executive team with the long-term interests of our stockholders and allows them to participate in any future appreciation in our Company's Class A Common Stock. In addition, these awards serve as an effective retention tool as they vest based on continued service over time, and also help create an ownership culture. The vesting dates for the members of our executive team are staggered to be in alignment with the length of time the executive officer has been employed by us, so vesting generally occurs over a longer period for executive team members who have been with us for a shorter period. The vesting schedules are also individualized for executives so that portions of newer awards begin vesting after the older awards are substantially vested.

        In March 2013, our Compensation Committee made the first equity award grant to the members of our executive team since December 2011. Our Compensation Committee recognized that, in addition to rewarding the members of our executive team for our strong corporate performance and their individual performance in 2012, it would need to address the fact that the outstanding equity awards held by our executive officers (and, in particular, our CEO) were nearly fully vested.

        In exercising its discretion to set the size of these awards, our Compensation Committee also took into consideration the following factors:

  •
  each individual executive officer's role and the scope of his or her responsibilities;

  •
  his or her experience;

  •
  his or her past performance and expected future contributions;

  •
  his or her current vested and unvested equity holdings; and

  •
  the actual and potential equity awards of the other members of our executive team.

        In making its equity award decisions, our Compensation Committee also took into consideration the internal mid-range and long-range growth rates for our Company and its desired market positioning of the equity awards based on assumed stock price levels if we were able to achieve and sustain these growth rates. Further, in the case of our CEO, our Compensation Committee took into consideration his importance to our Company. In determining the size of his equity award, our Compensation Committee was influenced by these factors as well as its desire to provide him with a long-term incentive opportunity that would be comparable to our compensation peer group if he were successful in leading our executive team to produce the projected level of financial returns reflected in our internal operating plan over the next several years.

        In March 2013, after reviewing the equity awards granted to the executives holding comparable positions at the companies in our compensation peer group, as well as its assessment of our Company's fiscal year 2013 performance and the other factors described above, our Compensation Committee approved the grant of equity awards to the Named Executive Officers as follows, with 60% of the award value being granted in the form of an option to purchase shares of our Class A Common Stock and 40% of the award value being granted in the form of an RSU award for shares of our Class A Common Stock:

Named Executive Officer	Options to Purchase Shares of our Company's Class A Common Stock (Number of Shares)	Restricted Stock Unit Awards for Shares of our Company's Class A Common Stock (Number of Shares)
Mr. Weiner	329,281	109,760
Mr. Sordello	60,790	20,263
Mr. Gamson	35,461	11,820
Mr. Nishar	81,054	27,018
Mr. Scott	35,461	11,820

The options to purchase shares of our Class A Common Stock vest and become exercisable in equal monthly installments over 48 months. The RSU awards for shares of our Class A Common Stock provided that such awards would vest in equal quarterly installments over four years. For both the options and the RSU awards, the initial vesting dates were set for each executive officer based on his tenure with the Company and the value of his outstanding and unvested equity awards.

        The grant date fair value of the equity awards granted to the Named Executive Officers during 2013 are set forth in "2013 Summary Compensation Table" and the "2013 Grants of Plan-Based Awards Table."

  Welfare and Other Employee Benefits

        We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. We currently match 50% of the first 3% of contributions made to the plan by our employees (not to exceed 50% of the employee's maximum employee deferral allowed by the Internal Revenue Code (the "Code")), including the members of our executive team. We intend for the plan to qualify under Section 401(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

        The members of our executive team are eligible to participate in the same employee benefit plans, and on the same terms and conditions, as our other U.S.-based, full-time employees. These benefits include medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage.

  Perquisites and Other Personal Benefits

        Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites to the members of our executive team. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be subject to review and approval by our Compensation Committee.

  Executive Compensation Policies and Practices

        We endeavor to maintain compensation policies and practices that are consistent with sound governance standards. Our Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during fiscal year 2013:

  •
  Independent Compensation Committee Advisors.  Our Compensation Committee engaged its own independent compensation consultants separate from management to assist with its fiscal year 2013 compensation review.

  •
  Minimal Perquisites and Special Benefits.  The members of our executive team participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees. We do not provide any significant perquisites or other personal benefits to the members of our executive team.

  •
  No Tax Reimbursements.  We do not provide any tax reimbursement payments (including "gross-ups") on any perquisites, other personal benefits or change in control or severance benefits.

  •
  "Double-Trigger" Change-in-Control Arrangements.  All change-in-control payments and benefits are based on a "double-trigger" arrangement (that is, they require both a change-in-control of our Company plus an involuntary termination of employment before payments and benefits are paid).

  •
  Hedging Prohibited.  We prohibit our employees, including the members of our executive team, and the members of our Board of Directors from hedging or pledging our common equity securities, and we also prohibit the use of our common equity securities in margin accounts.

Employment Offer Letters

        The initial terms and conditions of employment for each of the Named Executive Officers are set forth in written employment offer letters. For a summary of the material terms and conditions of these employment offer letters, see "Offer Letter Agreements."

Post-Employment Compensation

        Our Compensation Committee has adopted a standardized approach to the provision of payments and benefits to the members of our executive team, including the Named Executive Officers, in the event of an involuntary termination of employment following a change in control of our Company to make these benefits consistent among our executive officers who have these arrangements. Specifically, this approach provides for the following payments and benefits in the event of an involuntary termination of employment following a change of control of our Company:

  •
  a cash payment in an amount equal to the executive's current annual base salary and target bonus opportunity for 12 months;

  •
  full vesting of all outstanding equity awards for our CEO and CFO and 50% vesting of all outstanding equity awards for the other Named Executive Officers; and

  •
  continuation of health care benefits for a period of 12 months.

        We believe that these arrangements will help the Named Executive Officers maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of our Company.

        The payments and benefits payable under these arrangements in the event of a change in control of our Company are subject to a "double trigger," meaning that both a change in control of our Company and an involuntary termination of employment in connection with such transaction are required. In other words, the change in control of our Company does not by itself trigger any payments or benefits; rather, payments and benefits are paid only if the employment of the Named Executive

Officer is terminated without "cause" (or the Named Executive Officer resigns for "good reason") during a specified period preceding and following the change in control. We believe that a "double trigger" arrangement maximizes stockholder value because it prevents an unintended windfall to the Named Executive Officers in the event of a change in control of our Company, while still providing them appropriate incentives to cooperate in negotiating a transaction involving a potential change in control of our Company in which they believe they may lose their jobs.

        In addition, if the employment of our CEO is involuntarily terminated either without cause or is constructively terminated, other than in connection with a change in control of our Company, he will be eligible to receive certain severance payments and benefits.

        For a summary of the material terms and conditions of these post-employment compensation arrangements, as well as the post-employment payments and benefits which the Named Executive Officers are eligible to receive, see "Potential Payments Upon Termination and Upon Termination Following Change in Control."

2012 Stockholder Advisory Vote on Executive Compensation

        At our Annual Meeting of Stockholders in June 2012, we held a non-binding advisory stockholder vote on the compensation of the Named Executive Officers, commonly referred to as a "Say-on-Pay" vote. Our stockholders overwhelmingly approved the compensation of the Named Executive Officers, with approximately 97% of the votes cast by stockholders voted in favor of our 2012 Say-on-Pay proposal. As our Compensation Committee has evaluated our executive compensation policies and practices since that vote, it has been mindful of the strong support our stockholders expressed for our executive compensation philosophy and program. As a result, following the annual review of our executive compensation philosophy, our Compensation Committee retained our general approach to executive compensation.

        Based on the results of a separate stockholder advisory vote on the frequency of future stockholder advisory votes regarding the compensation of the Named Executive Officers, commonly referred to as a "Say-When-on-Pay" vote, conducted at our Annual Meeting of Stockholders in June 2012, our Board of Directors determined that we will hold our Say-on-Pay votes on a triennial basis (that is, once every three years) until the next required Say-When-on-Pay vote, which will occur no later than 2018.

        We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for the members of our executive team, including the Named Executive Officers. The next stockholder advisory vote on the compensation of the Named Executive Officers will take place in 2015.

Other Compensation Policies

  Stock Ownership Policy

        Our stock ownership policy requires our CEO to hold 35,000 shares of our common equity securities and requires our other Section 16 executive officers, including the other Named Executive Officers, to hold 5,000 shares of our common equity securities. Under this policy, this ownership requirement may be satisfied by ownership of shares of either our Class A or Class B Common Stock, vested stock options (whether or not exercised), and any other shares of our common equity securities in which the executive officer holds a beneficial interest. As of December 31, 2013, all of the Named Executive Officers satisfied these guidelines.

  Equity Award Grant Policy

        Our equity award grant policy, which addresses the timing of the grant of equity awards, provides that, among other things, options to purchase shares of our Class A common stock may be granted by our Compensation Committee at any time, but if granted during a closed trading window, the exercise price per share of the options must be at least equal to the closing price of our Class A Common Stock on the New York Stock Exchange at the close of the regular trading session on the first day following the opening of our trading window.

  Compensation Recovery Policy

        Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery, or clawback, policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

  Derivatives Trading and Hedging Policy

        Our insider trading policy prohibits the trading of derivatives or the hedging of our common equity securities by our employees, including the members of our executive team, and the members of our Board of Directors.

Tax and Accounting Considerations

  Deductibility of Executive Compensation

        Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and each of the three other most highly-compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is "performance-based compensation" within the meaning of the Code or satisfies the conditions of another exemption from the deduction limit. In this regard, the compensation income realized upon the exercise of options to purchase shares of our common equity securities granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

        While mindful of the benefit to us of the full deductibility of compensation, our Compensation Committee has believed historically that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating the members of our executive team in a manner that can best promote our corporate objectives, which our Compensation Committee believes aligns our executive officers' interests with our stockholders' interests, and thus is in the best interests of our stockholders. However, as a result of changes to our executive compensation that have been made because of our Compensation Committee's desire to design a program that is competitive, we have increased the proportion of cash compensation for our executive team. Accordingly, our Compensation Committee has elected to submit the Company's bonus plan to our stockholders for approval to qualify the amounts payable under the plan for the "performance-based compensation" exception to Section 162(m). The proposal is included as Proposal 3 contained in this proxy statement.

  Taxation of "Parachute" Payments and Deferred Compensation

        We did not provide any of the members of our executive team, including any Named Executive Officer, with a "gross-up" or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Code during 2013, and we have not agreed and are not otherwise obligated to provide any Named Executive Officer with such a "gross-up" or other reimbursement.

        Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of our Company that exceeds certain prescribed limits, and that our Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax.

        Section 409A of the Code imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives "deferred compensation" that does not meet the requirements of Section 409A of the Code.

  Accounting for Stock-Based Compensation

        Our Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for the members of our executive team, other employees and members of our Board of Directors. These accounting considerations include Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC Topic 718"), the standard which governs the accounting treatment of stock-based compensation awards.

        ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to the members of our executive team, other employees and members of our Board of Directors, including options to purchase shares of our common equity securities, based on the grant date "fair value" of these awards. The application of ASC Topic 718 involves significant judgment in the determination of inputs into the Black-Scholes valuation model that we use to determine the fair value of any options to purchase shares of our common equity securities. These inputs are based on assumptions as to the volatility of the underlying equity securities, risk free interest rates, and the expected life of the options. As required by the generally accepted accounting principles in the United States, we review our valuation assumptions at each grant date, and, as a result, our valuation assumptions used to value options granted in future periods may vary from the valuation assumptions we have used previously.

        ASC Topic 718 also requires us to recognize the compensation cost of these share-based payment awards in our statements of operations over the period that an executive officer, employee, or member of our Board of Directors is required to render service in exchange for the option or other award (which, generally, will correspond to the award's vesting schedule). This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers and members of our Board of Directors may never realize any value from their options or other share-based payment awards.

Compensation-Related Risk

        Our Board of Directors is responsible for the oversight of our risk profile, including compensation-related risks. Our Compensation Committee monitors our compensation policies and practices as applied to our employees to ensure that these policies and practices do not encourage excessive and unnecessary risk-taking. In 2013, at the direction of our Compensation Committee, our management conducted a review of our compensation programs, including our executive compensation program, and, based on this review, determined that the level of risk associated with these programs is not reasonably likely to have a material adverse effect on our Company.

Compensation Committee Report

        Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, our Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K and this proxy statement.

Respectfully submitted by:
Leslie Kilgore (Chair) A. George "Skip" Battle Stanley J. Meresman

 2013 Summary Compensation Table

        The following table summarizes the compensation that we paid to or was earned by our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers during the fiscal year 2013. We refer to these executive officers in this proxy statement as our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
Jeffrey Weiner	2013	583,750	18,709,690	28,678,729	1,094,531	4,664		49,071,363
Chief Executive Officer(5)	2012	535,000	—	—	636,650	3,750		1,175,400
	2011	422,500	6,638,000	—	507,000	3,750		7,571,250
Steven Sordello	2013	417,500	3,454,031	5,435,781	501,000	4,664		9,812,975
Senior Vice President &	2012	350,000	—	—	291,550	3,750		645,300
Chief Financial Officer(6)	2011	285,000	3,319,000	—	285,000	3,750		3,892,750
Michael Gamson	2013	403,750	2,014,837	3,297,827	484,500	5,241	(4)	6,206,155
Senior Vice President,	2012	340,000	—	—	283,220	3,750		626,970
Global Solutions(7)	2011	300,000	—	4,041,450	275,000	3,750		4,620,200
Dipchand "Deep" Nishar	2013	428,750	4,605,488	7,247,768	514,500	4,664		12,801,169
Senior Vice President,	2012	365,000	—	—	304,045	3,750		672,795
Products & User Experience(8)	2011	282,500	3,319,000	—	300,000	3,750		3,905,250
J. Kevin Scott	2013	403,750	2,014,837	3,371,437	484,500	4,663		6,279,187
Senior Vice President,	2012	340,000	—	—	283,220	3,750		626,970
Engineering & Operations(9)	2011	—	—	—	—	—		—

(1)
Restricted stock units and option awards are shown at their aggregate grant date fair value in accordance with authoritative accounting guidance on stock compensation. The fair value of each option grant is estimated based on the fair market value on the date of grant using the Black-Scholes option pricing model. The fair value of each restricted stock unit is measured based on the closing price of our Class A Common Stock on the date of grant. For more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to Note 11 of the Notes to our Consolidated Financial Statements included in our 2013 Annual Report on Form 10-K filed on February 13, 2014.

(2)
The amounts included in the "Non-Equity Incentive Plan Compensation" column represent the amounts earned and payable under the 2013, 2012 and 2011 Executive Bonus Compensation Plans, respectively.

(3)
Consists of our matching contributions to the executive's 401(k) plan and, in 2013, an iPad (and related tax gross-up) given as a gift to every employee.

(4)
In addition to the items disclosed in footnote (3) above, in 2013 Mr. Gamson received an additional travel benefit (and related tax gross-up).

(5)
Mr. Weiner's current annual salary is $900,000.

(6)
Mr. Sordello's current annual salary is $500,000.

(7)
Mr. Gamson's current annual salary is $500,000.

(8)
Mr. Nishar's current annual salary is $575,000.

(9)
Mr. Scott's current annual salary is $550.000. Mr. Scott was not a Named Executive Officer in fiscal 2011.

Grants of Plan-Based Awards in 2013

        The following table provides information regarding grants of incentive plan-based awards and made during the year ended December 31, 2013, to each of our Named Executive Officers.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Equity Grants(2)
Name	Grant Date	Name of Plan(3)	Threshold	Target	Maximum ("Stretch")	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Jeffrey Weiner	3/1/13	2011	—	—	—	109,760	—	—	18,709,690
	3/1/13	2011	—	—	—	—	329,281	170.46	28,678,729
	3/1/13	EBCP	364,844	729,688	1,094,531	—	—	—	—
Steven Sordello	3/1/13	2011	—	—	—	20,263	—	—	3,454,031
	3/1/13	2011	—	—	—	—	60,790	170.46	5,435,781
	3/1/13	EBCP	167,000	334,000	501,000	—	—	—	—
Michael Gamson	3/1/13	2011	—	—	—	11,820	—	—	2,014,837
	3/1/13	2011	—	—	—	—	35,461	170.46	3,297,827
	3/1/13	EBCP	161,500	323,000	484,500	—	—	—	—
Dipchand "Deep" Nishar	3/1/13	2011	—	—	—	27,018	—	—	4,605,488
	3/1/13	2011				—	81,054	170.46	7,247,768
	3/1/13	EBCP	171,500	343,000	514,500	—	—	—	—
J. Kevin Scott	3/1/13	2011	—	—	—	11,820	—	—	2,014,837
	3/1/13	2011	—	—	—	—	35,461	170.46	3,371,437
	3/1/13	EBCP	161,500	323,000	484,500	—	—	—	—

(1)
Amounts in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" column relate to amounts payable under our 2013 Executive Bonus Compensation Plan at the time the grants of awards were made. The threshold column assumes the achievement of either of the corporate or individual performance components at the threshold level. The target column assumes the achievement for both of the corporate and individual performance components at the target level. The maximum or "stretch" column assumes the achievement for both of the corporate and individual performance components at the stretch level. Each of the threshold, target and stretch amounts is based on actual salary paid, rather than annualized salary. The actual amounts paid to our Named Executive Officers are set forth in the "2013 Summary Compensation Table" above and the calculation of the actual amounts paid is discussed more fully in "Executive Compensation—Compensation Discussion and Analysis—Cash Bonuses" above.

(2)
Restricted stock units and option awards are shown at their aggregate grant date fair value in accordance with authoritative accounting guidance on stock compensation. The fair value of each option grant is estimated based on the fair market value on the date of grant using the Black-Scholes option pricing model. The fair value of each restricted stock unit is measured based on the closing price of our Class A Common Stock on the date of grant. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to Note 11 of the Notes to our Consolidated Financial Statements included in our 2013 Annual Report on Form 10-K filed on February 13, 2014.

(3)
2011 refers to the 2011 Equity Incentive Plan. EBCP refers to the 2013 Executive Bonus Compensation Plan.

 Outstanding Equity Awards at 2013 Fiscal Year-End

        The following table provides information regarding outstanding options and restricted stock units held by our Named Executive Officers as of December 31, 2013, the last day of our fiscal year.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Jeffrey Weiner	2/24/2009	(2)	1,702,004	—	2.32	2/24/2019	—	—
	12/15/2011	(3)	—	—	—	—	50,000	10,841,500
	3/1/2013	(4)	54,880	274,401	170.46	3/1/2023	89,180	19,336,899
Steven Sordello	12/15/2011	(5)	—	—	—	—	18,750	4,065,563
	3/1/2013	(6)	—	60,790	170.46	3/1/2023	20,263	4,393,626
Michael Gamson	6/17/2010	(7)	1,008	2,016	6.20	6/17/2020	—	—
	6/17/2010	(8)	2,122	4,234	6.20	6/17/2020	—	—
	2/16/2011	(8)	3,608	1,486	19.63	2/16/2021	—	—
	2/16/2011	(9)	23,132	107,889	19.63	2/16/2021	—	—
	3/1/2013	(9)	—	35,461	170.46	3/1/2023	11,820	2,562,931
Dipchand "Deep" Nishar	11/5/2009	(7)	4	—	3.50	11/5/2019	—	—
	12/15/2011	(10)	—	—	—	—	28,125	6,098,344
	3/1/2013	(11)	—	81,054	170.46	3/1/2023	27,018	5,858,313
J. Kevin Scott	2/16/2011	(12)	—	1,486	19.63	2/16/2021	—	—
	2/16/2011	(13)	—	86,014	19.63	2/16/2021	—	—
	12/15/2011	(13)	—	—	—	—	21,875	4,743,156
	3/1/2013	(14)	—	35,461	170.46	3/1/2023	11,820	2,562,931

(1)
The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable named executive officer by the closing price of our Class A Common Stock on December 31, 2013, which was $216.83.

(2)
Fully-vested at 2013 fiscal year end. The JW 2012 Trust dated June 1, 2012, of which Mr. Weiner is the trustee, holds an interest in this option.

(3)
Vested 25% on November 15, 2012, then quarterly thereafter for three years.

(4)
Option vests 1/48th of the shares monthly, beginning April 1, 2013. RSU vests 1/48th of the shares on May 15, 2013, then quarterly thereafter for three years.

(5)
Vested 25% on May 15, 2012, then quarterly thereafter for three years.

(6)
Option vests 1/48th of the shares monthly, beginning January 1, 2014. RSU vests 1/48th of the shares on February 15, 2014, then quarterly thereafter for three years.

(7)
Fully vested.

(8)
Vested 25% after one year, beginning February 16, 2011, then monthly thereafter for three years.

(9)
Option vests 1/48th of the shares monthly, beginning April 1, 2015. RSU vests 1/48th of the shares on May 15, 2015, then quarterly thereafter for three years.

(10)
Vested 25% on February 15, 2013, then quarterly thereafter for three years.

(11)
Vested 25% after one year, beginning June 17, 2010, then monthly thereafter for three years.

(12)
Vested 25% after one year, beginning February 7, 2011, then monthly thereafter for three years.

(13)
Vested 25% on May 15, 2013, then quarterly thereafter for three years.

(14)
Option vests 1/48th of the shares monthly, beginning January 1, 2016. RSU vests 1/48th of the shares on February 15, 2016, then quarterly thereafter for three years.

Option Exercises and Stock Vested in 2013

        The following table summarizes the value realized by our Named Executive Officers on option awards exercised and restricted stock units vested during the year ended December 31, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey Weiner	888,000	169,781,656	45,580	9,461,563
Steven Sordello	100,000	18,384,252	12,500	2,521,313
Michael Gamson	129,505	19,402,948	—	—
Dipchand "Deep" Nishar	222,397	35,416,287	21,875	4,046,250
J. Kevin Scott	110,000	17,926,106	13,125	2,621,917

(1)
The value realized on exercise is calculated as the difference between the actual sales price of the shares underlying the options exercised and the applicable exercise price of those options.

Pension Benefits and Nonqualified Deferred Compensation

        We do not offer any defined benefit pension plans or nonqualified deferred compensation plans.

Offer Letter Agreements

  Jeffrey Weiner

        We entered into an offer letter agreement with Jeffrey Weiner, our Chief Executive Officer, dated September 9, 2009, as amended in January and May 2011. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Weiner's current annual base salary is $900,000, and he is eligible to earn bonus compensation under our 2014 executive bonus compensation plan, which is targeted at 150% of his base salary. The offer letter agreement provides that, in the event Mr. Weiner is either involuntarily terminated without cause or is constructively terminated, each within 12 months following a change in control, he will receive a lump sum payment equal to 12 months' base salary and his annual target bonus for the year of termination (or, if greater, the annual target bonus in effect immediately prior to the change in control), payment for COBRA premiums for continued health coverage for 12 months following such termination, and full acceleration of the unvested shares subject to all outstanding equity awards granted to Mr. Weiner. The offer letter agreement also provides that if Mr. Weiner is involuntarily terminated either without cause or is constructively terminated, other than in connection with a change in control, Mr. Weiner will be entitled to receive his base salary for six months, reimbursement for payments for continuing health coverage for six months, and continued vesting of the shares under Mr. Weiner's outstanding equity awards for three months following such termination.

  Steven Sordello

        We entered into an offer letter agreement with Steven Sordello, our Senior Vice President and Chief Financial Officer, dated June 14, 2007, as amended in May 2011. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Sordello's current annual base salary is $500,000, and he is eligible to receive bonus compensation under our 2014 executive bonus compensation plan, which is targeted at 100% of his base salary. The offer letter agreement provides that, in the event Mr. Sordello is either involuntarily terminated without cause or is constructively terminated, each within 12 months following a change in control, he will receive a lump sum payment equal to 12 months' base salary and his annual target bonus for the year of termination (or, if greater, the annual target bonus in effect immediately prior to the change in control), payment for COBRA premiums for continued health coverage for 12 months following such termination, and full acceleration of the unvested shares subject to all outstanding equity awards granted to Mr. Sordello.

  Michael Gamson

        We entered into an offer letter with Michael Gamson, currently our Senior Vice President, Global Solutions, in July 2007. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Gamson's current annual base salary is $500,000, and he is eligible to earn bonus compensation under our 2014 executive bonus compensation plan, which is targeted at 100% of his base salary. We also entered into a change of control agreement with Mr. Gamson in May 2011. The agreement provides that, in the event Mr. Gamson is either involuntarily terminated without cause or is constructively terminated, each within 12 months following a change in control, he will receive a lump sum payment equal to 12 months' base salary and his annual target bonus for the year of termination (or, if greater, the annual target bonus in effect immediately prior to the change in control), payment for COBRA premiums for continued health coverage for 12 months following such termination, and acceleration of 50% of the unvested shares subject to all outstanding equity awards granted to Mr. Gamson.

  Dipchand "Deep" Nishar

        We entered into an offer letter agreement with Dipchand "Deep" Nishar, our Senior Vice President, Products and User Experience, dated November 17, 2008, as amended in May 2011. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Nishar's current annual base salary is $575,000, and he is eligible to earn bonus compensation under our 2014 executive bonus compensation plan, which is targeted at 100% of his base salary. The offer letter agreement provides that, in the event Mr. Nishar is either involuntarily terminated without cause or is constructively terminated, each within 12 months following a change in control, he will receive a lump sum payment equal to 12 months' base salary and his annual target bonus for the year of termination (or, if greater, the annual target bonus in effect immediately prior to the change in control), payment for COBRA premiums for continued health coverage for 12 months following such termination, and acceleration of 50% of the unvested shares subject to all outstanding equity awards granted to Mr. Nishar.

  J. Kevin Scott

        We entered into an offer letter with J. Kevin Scott, currently our Senior Vice President, Engineering, in January 2011. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Scott's current annual base salary is $550,000, and he is eligible to earn bonus compensation under our 2014 executive bonus compensation plan, which is targeted at 100% of his base salary. We also entered into a change of control agreement with Mr. Scott in March 2013. The agreement provides that, in the event Mr. Scott is either involuntarily terminated without cause or is constructively terminated, each within 12 months following a change in control, he will receive a lump sum payment equal to 12 months' base salary and his annual target bonus for the year of termination (or, if greater, the annual target bonus in effect immediately prior to the change in control), payment for COBRA premiums for continued health coverage for 12 months following such termination, and acceleration of 50% of the unvested shares subject to all outstanding equity awards granted to Mr. Scott.

 Potential Payments Upon Termination and Upon Termination Following Change in Control

  Potential Payments Upon Termination Apart From a Change in Control

        The following table sets forth quantitative estimates of the benefits that would have accrued to Jeffrey Weiner if his employment had been terminated by us without cause or had been constructively terminated on December 31, 2013, pursuant to Mr. Weiner's offer letter agreement. No other named executive officer was eligible for benefits during 2013 in the event of termination of employment, other than in connection with a change in control.

Name	Salary Continuation	Value of Accelerated Equity Awards(1)	Valuation of Continued Health Care Coverage Premiums	Total
Jeffrey Weiner(2)	$300,000	$3,796,939	$10,415	$4,107,354

(1)
Represents value of accelerated vesting of restricted stock units and stock options. Stock option value is the difference between the fair market value on December 31, 2013 and the exercise price of a stock option multiplied by the number of shares underlying the option subject to acceleration. The fair market value of our Class A Common Stock on December 31, 2013 was $216.83.

(2)
As of December 31, 2013, 20,580 shares underlying stock options and 13,110 shares underlying restricted stock units were subject to acceleration.

  Potential Payments Upon Termination Following a Change in Control

        The following table sets forth quantitative estimates of the benefits that would have accrued to our Named Executive Officers pursuant to each of their offer letter and change of control agreements if their employment had been terminated by us without cause or had been constructively terminated, each within 12 months following a change in control consummating on December 31, 2013.

			Intrinsic Value of Accelerated Equity Awards
Name	Cash Severance(1)	Benefit Continuation	Restricted Stock Units(2)	Stock Options(3)	Total ($)
Jeffrey Weiner	$1,694,531	$20,831	$30,178,399	$12,723,974	$44,617,736
Steven Sordello	$941,000	$20,831	$8,459,189	$2,818,832	$12,239,852
Michael Gamson	$909,500	$20,600	$1,281,465	$12,264,757	$14,476,322
Deep Nishar	$964,500	$20,831	$5,978,328	$1,879,237	$8,842,896
J. Kevin Scott	$909,500	$20,600	$3,653,043	$9,449,663	$14,032,807

(1)
Cash severance payment consists of annual base salary and bonus at December 31, 2013.

(2)
For each Named Executive Officer the estimated benefit amount of unvested restricted stock units was calculated by multiplying the number of unvested restricted stock units by the closing price of our Class A Common Stock on December 31, 2013, which was $216.83.

(3)
For each Named Executive Officer the estimated benefit amount of unvested stock options was calculated by multiplying the number of unvested stock options subject to acceleration held by the applicable Named Executive Officer by the difference between the exercise price of the option and the closing price of our Class A Common Stock on December 31, 2013, which was $216.83.

 Equity Compensation Plan Information

        The following table summarizes our equity compensation plan information as of December 31, 2013. Information is included for equity compensation plans approved by our stockholders. We do not have any non-stockholder approved equity compensation plans.

Plan Category	Class of Common Stock	Common Shares to be Issued Upon Exercise of Outstanding Options and Rights (#)	Weighted- average Exercise Price of Outstanding Options and Rights ($)(1)	Common Shares Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(2)	Class A	5,030,650	140.8516	8,542,023
Equity compensation plans approved by stockholders(3)	Class B	4,113,801	9.2242	0
Equity compensation plans not approved by stockholders	Class B	N/A	N/A	N/A

Total	Class A and Class B	9,144,451	81.6366	8,542,023

(1)
The weighted average exercise price excludes restricted stock units which have no exercise price.

(2)
Includes options to purchase a total of 986,709 shares and restricted stock units representing 4,043,941 shares of our Class A Common Stock outstanding under our 2011 Plan. Excludes options to purchase a total of 30,126 shares and restricted stock units representing 4,148 shares of our Class A Common Stock outstanding under equity plans that we assumed in the course of certain acquisitions.

(3)
Includes options to purchase a total of 4,113,801 shares of our Class B Common Stock outstanding under our 2003 Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms furnished to us during the most recent fiscal year, we believe that all of our executive officers, directors and ten percent stockholders complied with the applicable filing requirements, with the exceptions noted below.

  •
  A late Form 4 report was filed by David Sze, a member of our Board to report his sale of 6,250 shares of our Class A Common Stock.

        In making these statements, we have relied upon examination of the copies of the Forms 3, 4 and 5, and amendments to these forms, provided to us and the written representations of our directors, executive officers and 10% stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Person Transactions

        We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person's interest in the transaction. All of the transactions described above were entered into after presentation, consideration and approval by our Board of Directors.

Related Person Transactions

        Other than compensation arrangements, we describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

  •
  the amounts involved exceeded or will exceed $120,000; and

  •
  any of our directors, executive officers or holders of more than 5% of our common stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

        Compensation arrangements for our directors and Named Executive Officers are described elsewhere in this proxy statement.

Sir Michael J. Moritz & Sequoia Capital

        Sir Michael J. Moritz is a member of our board of directors and is a Managing Member and Chair of Sequoia Capital. In November 2013, the Company entered into an agreement to create LinkedIn CN Limited, a joint venture with Dragon Networking and SCCV IV Success HoldCo. Ltd., an affiliate of Sequoia Capital, collectively (the "Partners") to engage in the investment, organization, management and operation of a professional social network in the People's Republic of China, or PRC. As of December 31, 2013, the Company owned approximately 93% of the outstanding equity interests in the joint venture in the form of common shares by contributing intellectual property. The Partners contributed an aggregate of $5.0 million in cash in exchange for 7% of the outstanding equity interests in the joint venture in the form of preferred shares. Pending occurrence of certain events, the Partners have the opportunity to contribute an additional $20.0 million in cash in exchange for equity interests in the joint venture in the form of preferred shares, at which point the Company and the Partners would own approximately 72% and 28% of the outstanding equity interest in the joint venture, respectively.

LinkedIn For Good Foundation

        In March 2012, we established the LinkedIn For Good Foundation, or the LIFG Foundation, a donor-advised fund that we set up through the Silicon Valley Community Foundation, a non-profit organization. To date, we have donated a total of $1.15 million, including $300,000 in April 2013, and $600,000 in March 2014. Three members of our executive team serve as advisors to the LIFG

Foundation. The board of the LIFG Foundation is composed of 13 of our non-executive employees, and it oversees the LIFG Foundation's activities and works with the Silicon Valley Community Foundation on the administration of the LIFG Foundation. The mission of the LIFG Foundation is to connect employee talent with opportunities to make a positive impact in the world. The LIFG Foundation sponsors employee volunteer days, and also provides opportunities for grants for projects by non-profit organizations that are sponsored by our employees. We are not the beneficiary of the LIFG Foundation's activities, and so we do not consolidate its activities (which are administered by the Silicon Valley Community Foundation) with our results.

AUDIT COMMITTEE REPORT

        The following is the report of the Audit Committee of our Board of Directors. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2013 with our management. In addition, the Audit Committee has discussed with Deloitte & Touche LLP, our independent accountants, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and Rule 2-07, Communication with Audit Committees, of Regulation S-X. The Audit Committee also has received the written disclosures and the letter from Deloitte & Touche LLP as required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte & Touche LLP the independence of Deloitte & Touche LLP.

        Based on the Audit Committee's review of the matters noted above and its discussions with our independent accountants and our management, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Respectfully submitted by:

Stanley J. Meresman (Chair)
A. George "Skip" Battle
Leslie Kilgore

OTHER BUSINESS

        The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

HOUSEHOLDING

        Please see the discussion of "householding" under "How do I obtain a separate set of proxy materials or request a single set for my household?" in the section "Questions and Answers about the Proxy Materials and Our Annual Meeting" at the beginning of this proxy statement.

INCORPORATION BY REFERENCE

        The information contained above under the captions "Compensation Committee Report" and "Audit Committee Report" shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that LinkedIn specifically incorporates it by reference into such filing.

APPENDIX A

LINKEDIN CORPORATION
EXECUTIVE BONUS COMPENSATION PLAN

A-i

A-ii

A-iii

LINKEDIN CORPORATION

EXECUTIVE BONUS COMPENSATION PLAN

SECTION 1
BACKGROUND, PURPOSE AND DURATION

        1.1    Effective Date.     The Plan will become effective upon ratification by an affirmative vote of the holders of a majority of the shares of the Company's common stock that are present in person or by proxy and entitled to vote at the 2014 Annual Meeting of Stockholders of the Company.

        1.2    Purpose of the Plan.     The Plan is intended to increase stockholder value and the success of the Company by motivating key executives (1) to perform to the best of their abilities, and (2) to achieve the Company's objectives. The Plan's goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company. The Plan is intended to permit the grant of awards that qualify as performance-based compensation under Section 162(m) of the Code, and any ambiguities will be interpreted to so comply.

SECTION 2
DEFINITIONS

        The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

        2.1  "Actual Award" means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee's authority under Section 3.6 to eliminate or reduce the award otherwise determined by the Payout Formula. For purposes of applying the Maximum Award limitation, the Actual Award will be deemed to have been determined on the last day of the applicable Performance Period, so that if there are multiple Performance Periods ending in a particular Fiscal Year, in no event may the Actual Awards with respect to all such Performance Periods in the aggregate exceed the Maximum Award.

        2.2  "Affiliate" means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

        2.3  "Base Salary" means as to any Performance Period, unless the Committee provides otherwise when establishing the Target Award, the Participant's annualized salary rate on the last day of the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans. For avoidance of doubt, "Base Salary" does not include performance-based cash incentives, commissions, equity compensation, incentive or other compensation.

        2.4  "Board" means the Board of Directors of the Company.

        2.5  "Change of Control" means:

          (a)   Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities;

          (b)   The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets;

          (c)   A change in the composition of the Board occurring within a two (2)-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" means directors who either (A) are directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

          (d)   The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

        2.6  "Code" means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

        2.7  "Committee" means the Compensation Committee of the Board, or such other committee as may be designated by the Board to administer the Plan.

        2.8  "Company" means LinkedIn Corporation, a Delaware corporation, or any successor thereto.

        2.9  "Determination Date" means the earlier of: (a) the 90th day of the Performance Period or (b) the date as of which 25% of the Performance Period has elapsed. The Determination Date shall be a date on which the outcome of the Payout Formula is substantially uncertain.

        2.10  "Disability" means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

        2.11  "Employee" means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

        2.12  "Fiscal Year" means the fiscal year of the Company.

        2.13  "Maximum Award" means as to any Participant for any Fiscal Year, $5 million.

        2.14  "Participant" means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.

        2.15  "Payout Formula" means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

        2.16  "Performance Period" means any Fiscal Year or such other period as determined by the Committee in its sole discretion.

        2.17  "Performance Goals" means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Target Award for a Performance Period. As determined by the Committee, the Performance Goals for any Target Award applicable to a Participant may provide for a targeted level or levels of achievement using one or more of the following measures: stock price; revenue; membership; page views; unique visiting members; profit; bookings; cash flow; customer retention; customer satisfaction; net bookings; net income; net profit; operating cash flow;

operating expenses; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; pre-tax profit; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; profit margin; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; budget or expense management; expense targets; debt management; debt reduction; productivity; new product introductions; delivery performance; corporate transactions; business combinations; and total stockholder return. The Performance Goals may differ from Participant to Participant and from award to award. Any criteria used may be (A) measured in absolute terms, (B) measured in terms of growth, (C) compared to another company or companies, (D) measured against the market as a whole and/or according to applicable market indices, (E) measured against the performance of the Company as a whole or a segment of the Company and/or (F) measured on a pre-tax or post-tax basis (if applicable). Further, any Performance Goals may be used to measure the performance of the Company as a whole or a business unit or other segment of the Company, or one or more product lines or specific markets and may be measured relative to a peer group or index. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant, including, without limitation, adjustments relating to any one or more of the following: (a) asset write-downs; (b) significant litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results; (d) reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable year or period; (f) acquisitions or divestitures; (g) any other specific unusual or nonrecurring events or objectively determinable category thereof; and (h) foreign exchange gains and losses. In all other respects, Performance Goals will be calculated in accordance with the Company's financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to the Determination Period and which is consistently applied with respect to a Performance Goal in the relevant Performance Period. In addition, the Committee will adjust any performance criteria, Performance Goal or other feature of an Actual or Target Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock.

        2.18  "Plan" means the LinkedIn Corporation Executive Bonus Compensation Plan, as set forth in this instrument and as hereafter amended from time to time.

        2.19  "Target Award" means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary, as determined by the Committee in accordance with Section 3.3.

        2.20  "Termination of Employment" means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

 SECTION 3
SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

        3.1    Selection of Participants.     The Committee, in its sole discretion, shall select the Employees who shall be Participants for any Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.

        3.2    Determination of Performance Goals.     The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing.

        3.3    Determination of Target Awards.     The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant's Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

        3.4    Determination of Payout Formula or Formulae.     On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant's Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant's Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant's Actual Award for any Fiscal Year exceed the Maximum Award. No adjustment shall be made if the effect would be to cause an Actual Award to fail to qualify as performance-based compensation under Section 162(m) of the Code.

        3.5    Date for Determinations.     The Committee shall make all determinations under Section 3.1 through 3.4 on or before the Determination Date.

        3.6    Determination of Actual Awards.     After the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, and (b) determine what Actual Award, if any, will be paid in the event of a Termination of Employment as the result of a Participant's death or Disability or upon a Change of Control or in the event of a Termination of Employment following a Change of Control prior to the end of the Performance Period, and (c) determine what Actual Award, if any, will be paid in the event of a Termination of Employment other than as the result of a Participant's death or Disability prior to a Change of Control and prior to the end of the Performance Period, provided that any such Actual Award must be subject to attainment of the Performance Goals and application of the Payout Formula for the Performance Period.

SECTION 4
PAYMENT OF AWARDS

        4.1    Right to Receive Payment.     Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant's claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

        4.2    Timing of Payment.     Payment of each Actual Award shall be made as soon as practical following the determination and certification of the Actual Award as set forth in Section 3.6, but in no event later than the fifteenth day of the third month of the Fiscal Year following the date the Participant's Actual Award has been earned and is no longer subject to a substantial risk of forfeiture; provided that the Committee may permit Participants to elect to defer payment of their Actual Awards in a manner satisfying the requirements of Section 409A of the Code.

        It is the intent that this Plan comply with the requirements of Code Section 409A so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to so comply.

        4.3    Form of Payment.     Each Actual Award shall be paid in cash (or its equivalent) in a single lump sum, unless otherwise deferred in accordance with Section 4.2.

        4.4    Payment in the Event of Death.     If a Participant dies prior to the payment of an Actual Award earned by him or her prior to death for a prior Performance Period, the Award shall be paid to his or her estate.

SECTION 5
ADMINISTRATION

        5.1    Committee is the Administrator.     The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an "outside director" under Section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

        5.2    Committee Authority.     It shall be the duty of the Committee to administer the Plan in accordance with the Plan's provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

        5.3    Decisions Binding.     All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

        5.4    Delegation by the Committee.     The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may delegate its authority and powers only with respect to awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code.

SECTION 6
GENERAL PROVISIONS

        6.1    Tax Withholding.     The Company shall withhold all applicable taxes from any Actual Award, including any federal, state and local taxes (including, but not limited to, the Participant's FICA and SDI obligations).

        6.2    No Effect on Employment.     Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Employment. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during a Performance Period such exercise occurs, to terminate any individual's employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

        6.3    Participation.     No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

        6.4    Indemnification.     Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

        6.5    Successors.     All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

        6.6    Beneficiary Designations.     If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid award shall be paid in the event of the Participant's death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

        6.7    Nontransferability of Awards.     No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6.6. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

SECTION 7
AMENDMENT, TERMINATION AND DURATION

        7.1    Amendment, Suspension or Termination.     The Committee, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Target Award theretofore granted to such Participant. No award may be granted during any period of suspension or after termination of the Plan.

        7.2    Duration of the Plan.     The Plan shall commence on the date specified herein, and subject to Section 7.1 (regarding the Committee's right to amend or terminate the Plan), shall remain in effect thereafter through the Company's 2019 Annual Meeting of Stockholders.

SECTION 8
LEGAL CONSTRUCTION

        8.1    Gender and Number.     Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

        8.2    Severability.     In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

        8.3    Requirements of Law.     The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

        8.4    Governing Law.     The Plan and all awards shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

        8.5    Captions.     Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

MAP AND DIRECTIONS TO
THE COMPUTER HISTORY MUSEUM
1401 N. SHORELINE BLVD.,
MOUNTAIN VIEW, CALIFORNIA 94043

From San Francisco—Traveling South on Highway 101:

        Take the Shoreline Blvd. exit from South 101 and turn left and cross the freeway onto N. Shoreline Blvd. The Computer History Museum will be on the right before the corner of N. Shoreline Blvd. and Pear Ave.

From San Jose—Traveling North on Highway 101:

        Take the Shoreline Blvd. exit from North 101 and turn right onto N. Shoreline Blvd. The Computer History Museum will be on the right before the corner of N. Shoreline Blvd. and Pear Ave.

0000213167_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10K is/are available at www.proxyvote.com . LINKEDIN CORPORATION Annual Meeting of Stockholders June 10, 2014 8:30 AM This proxy is solicited by the Board of Directors The undersigned stockholder hereby appoints Steve Sordello and Erika Rottenberg, or either of them, as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of LINKEDIN CORPORATION that the stockholder is entitled to vote at the Annual Meeting of stockholders to be held at 8:30 AM, PDT on June 10, 2014, at the Computer History Museum, 1401 N. Shoreline Blvd., Mountain View, California 94043, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0000213167_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Reid Hoffman 02 Stanley J. Meresman 03 David Sze LINKEDIN CORPORATION 2029 STIERLIN COURT MOUNTAIN VIEW, CA 94043 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountants of LinkedIn Corporation for the fiscal year ending December 31, 2014. 3 Approval of the adoption of the LinkedIn Corporation Executive Bonus Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Yes No Please indicate if you plan to attend this meeting